Exhibit 2

Headquarters Tour EQHO 2 Avenue Gambetta CS 60055 92066 Paris la Défense Cedex France	Telephone : Telefax : Internet :	+ 33 (0)1 55 68 86 66 + 33 (0)1 55 68 86 60 www.kpmg.fr

Council of Europe

Development Bank

(CEB)

External Auditors’ Report on the

Financial Statements

Period ending 31 December 2017

Council of Europe Development Bank (CEB)

55, avenue Kléber

75116 Paris

This report contains 54 pages

Référence: PB-18-1-04

KPMG S.A. a French limited liability entity and a member firm of the KPMG Network of independent member firms affiliated with KPMG International Cooperative, a Swiss entity.	Headquarters : KPMG S.A. Tour Eqho 2 avenue Gambetta 92066 Paris la Défense Cedex Capital : 5 497 100 €. Code APE 6920Z 775 726 417 R.C.S. Nanterre TVA Union Européenne FR 77 775 726 417

Headquarters Tour EQHO 2 Avenue Gambetta CS 60055 92066 Paris la Défense Cedex France	Telephone : Telefax : Internet :	+ 33 (0)1 55 68 86 66 + 33 (0)1 55 68 86 60 www.kpmg.fr

Council of Europe Development Bank (CEB)

Registered office : 55, avenue Kléber

75116 Paris

External Auditors’ Report on the Financial Statements

Period ending 31 December 2017

To the Members of the Governing Board and Administrative Council of the Council of Europe Development Bank (CEB)

A - Opinion

We have audited the accompanying financial statements of the Council of Europe Development Bank (“the Bank”) which comprise the balance sheet as at 31 December 2017 and the income statement, the statement of comprehensive income, the statement of changes in equity and the statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory notes as set out in notes A to S.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Bank as at 31 December 2017, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards (IFRS) as adopted for use by the European Union.

B - Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Bank in accordance with the ethical requirements that are relevant to our audit of the financial statements in France, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

C - Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

KPMG S.A. a French limited liability entity and a member firm of the KPMG Network of independent member firms affiliated with KPMG International Cooperative, a Swiss entity.	Headquarters : KPMG S.A. Tour Eqho 2 avenue Gambetta 92066 Paris la Défense Cedex Capital : 5 497 100 €. Code APE 6920Z 775 726 417 R.C.S. Nanterre TVA Union Européenne FR 77 775 726 417

Council of Europe Development Bank (CEB)

External Auditors’ Report on the Financial Statements

27 February 2018

C1 - Impairment of loans

Refer to note A 2.4 and note B 1 to the financial statements

The key audit matter

The impairment of loans is estimated by management on the basis of key financial indicators and through the exercise of judgement and assumptions.

Due to the significance of loans and the related estimation uncertainty, this is considered a key audit matter.

How the matter was addressed in our audit

We assessed the Bank’s process of credit risk monitoring. We inspected the credit risk documentation (quarterly report on risk management) to evaluate whether credit risk is monitored appropriately.

C2 - Valuation of Available-for-sale financial assets and derivatives

Refer to note A 2.4, A 2.6 and E to the financial statements

The key audit matter

The determination of the value of financial instruments at fair value and of their possible impairment requires the application of valuation techniques which often involve the exercise of judgement by management and the use of assumptions and estimates.

Due to the significance of those financial instruments and the related estimation uncertainty, this is considered a key audit matter.

How the matter was addressed in our audit

We assessed the Bank’s process related to the determination of the fair value of bonds available for sale, interest-rate swaps and currency-rate swaps, and the methodology implemented by the Bank to check market prices in liquid markets or to model fair valuation.

We compared the valuation of fair values for bonds available for sale to market prices available and assessed their classification according to the three levels of fair value at year end.

Using specific thresholds, we analyzed individual bonds available for sale, with a loss in value at year end compared to the purchase price, in order to assess whether additional impairment was necessary.

Council of Europe Development Bank (CEB)

External Auditors’ Report on the Financial Statements

27 February 2018

We compared the valuation of swaps to external information prepared by the counterparties. We also assessed whether swaps not recognized as hedges had been correctly valued at fair value through profit and loss.

C3 - IT systems and related internal controls over financial reporting:

The key audit matter

The Bank’s financial reporting systems are heavily dependent on complex IT systems and related internal controls. Due to the risk that those internal controls may not be designed, implemented or operating effectively, this is considered a key audit matter.

How the matter was addressed in our audit

We carried out an assessment of the internal controls over the IT Systems relevant to financial reporting. This assessment included updating our understanding of the IT strategy and the organization of the IT department, updating our understanding of the application landscape of the Bank’s IT Systems relevant to financial reporting and performing tests of design and operating effectiveness of key IT General Controls for the Core Integrated Banking System (general accounting and financial projects) on access to programs and data, program change management and computer operations.

D - Other Information

Management is responsible for the other information. The other information comprises the Key Figures and the Financial Summary included in the Financial Report, but does not include the financial statements and our auditors’ report thereon, which we obtained prior to the date of this auditors’ report, and the Report of the Governor (excluding the Key Figures and the Financial Summary), which is expected to be made available to us after that date.

Our opinion on the financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

If, based on the work we have performed on the other information that we have obtained prior to the date of this auditors’ report, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

When we read the Report of the Governor (excluding the Key Figures and the Financial Summary), if we conclude that there is a material misstatement therein, we are required to communicate the matter to those charged with governance.

Council of Europe Development Bank (CEB)

External Auditors’ Report on the Financial Statements

27 February 2018

E - Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS as adopted for use by the European Union, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Bank’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Bank or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Bank’s financial reporting process.

F - Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

Council of Europe Development Bank (CEB)

External Auditors’ Report on the Financial Statements

27 February 2018

•	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Bank’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditors’ report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditors’ report. However, future events or conditions may cause the Bank to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditors’ report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Paris La Défense, 27 February 2018

KPMG

Pascal Brouard
Partner

FINANCIAL STATEMENTS 2017

FINANCIAL STATEMENTS 2017

FINANCIAL STATEMENTS

Prepared in compliance with IFRS adopted by the European Union

The Bank’s objectives

“The primary purpose of the Bank is to help in solving the social problems with which European countries are or may be faced as a result of the presence of refugees, displaced persons or migrants consequent upon movements of refugees or other forced movements of populations and as a result of the presence of victims of natural or ecological disasters.

The investment projects to which the Bank contributes may be intended either to help such people in the country in which they find themselves or to enable them to return to their countries of origin when the conditions for return are met or, where applicable, to settle in another host country. These projects must be approved by a member of the Bank.

The Bank may also contribute to the realisation of investment projects approved by a member of the Bank which enable jobs to be created in disadvantaged regions, people in low income groups to be housed or social infrastructure to be created”.

(Articles of Agreement, Article II).

Sectors of action

The Council of Europe Development Bank (CEB) contributes to the implementation of socially-orientated investment projects in favour of social cohesion. In accordance with Administrative Council Resolution 1587 (2016), it does so through three major sectorial lines of action, namely:

•	Sustainable and inclusive growth with emphasis on socially oriented components and particularly on public infrastructure with social vocation, job creation and preservation, access to labour market, housing and integration of vulnerable groups.

•	Integration of refugees, displaced persons and migrants.

•	Climate action: developing mitigation and adaptation measures.

Projects can fall into one, two or three of the sectorial lines of action cited above. These sectorial lines of action reflect both the CEB’s specific social vocation and the development logic underpinning all its activity in the following sectors of action: aid to refugees, migrants, displaced persons and other vulnerable groups; social housing for low-income persons; improving living conditions in urban and rural areas; natural or ecological disasters; protection of the environment; protection and rehabilitation of historic and cultural heritage; health; education and vocational training; administrative and judicial infrastructure; and supporting micro, small and medium-sized enterprises (MSMEs) for the creation and preservation of viable jobs.

FINANCIAL STATEMENTS 2017

Balance sheet

		In thousand euros
	Notes	31/12/2017	31/12/2016

Assets
Cash in hand, balances with central banks		539,482	648,960
Financial assets at fair value through profit or loss	C	323,472	1,480,046
Hedging derivative instruments	C	680,997	895,455
Available-for-sale financial assets		3,638,764	3,554,497
Loans and advances to credit institutions and to customers
Loans	G	14,056,570	14,093,830
Advances	G	2,062,564	2,428,053
Financial assets held to maturity		2,199,945	2,447,790
Tangible and intangible assets	H	52,916	48,693
Other assets	I	243,571	5,441

Total assets		23,798,281	25,602,765

Liabilities and equity
Liabilities
Financial liabilities at fair value through profit or loss	C	650,606	253,021
Hedging derivative instruments	C	478,074	620,783
Amounts owed to credit institutions and to customers	J	210,489	178,536
Debt securities in issue	J	18,835,438	20,063,689
Other liabilities	I	363,519	1,378,930
Social Dividend Account	K	59,116	63,143
Provisions	L	234,225	232,762

Total liabilities		20,831,467	22,790,864

Equity
Capital	M
Subscribed		5,472,219	5,472,219
Uncalled		(4,859,802)	(4,859,802)

Called		612,417	612,417
General reserve		2,254,521	2,149,595
Net profit		112,039	104,926

Total capital, general reserve and net profit		2,978,977	2,866,938
Gains or losses recognised directly in equity		(12,163)	(55,037)

Total equity		2,966,814	2,811,901

Total liabilities and equity		23,798,281	25,602,765

FINANCIAL STATEMENTS 2017

Income statement

		In thousand euros
	Notes	2017	2016

Interest and similar income
Available-for-sale financial assets		349	1,931
Loans and advances to credit institutions and to customers		44,237	41,550
Financial assets held to maturity		70,180	85,072

Interest expenses and similar charges
Amounts owed to credit institutions and to customers		2,441	3,134
Debt securities in issue		46,772	32,949
Other interest expenses and similar charges		(4,835)	(4,489)

Interest margin	N	159,144	160,147

Net gains or losses from financial instruments at fair value through profit or loss	P	2,433	(6,079)
Net gains or losses from available-for-sale financial assets		186	48
Commissions (income)		941	1,021
Commissions (expenses)		(2,212)	(1,707)

Net banking income		160,492	153,430

General operating expenses	Q	(45,150)	(45,691)
Depreciation and amortisation charges of fixed assets	H	(3,303)	(2,906)

Gross operating income		112,039	104,833

Cost of risk	R		93

Net profit		112,039	104,926

FINANCIAL STATEMENTS 2017

Statement of comprehensive income

	In thousand euros
	2017	2016

Net profit	112,039	104,926

Items that may be reclassified to income statement	29,507	(7,557)
Changes in value of available-for-sale financial assets	29,507	(7,557)

Items that will not be reclassified to income statement	13,367	10,036
Changes in actuarial differences related to the pension scheme	11,346	(903)
Changes in actuarial differences related to the other post-employment benefits	2,021	10,939

Total other elements of comprehensive income	42,874	2,479

Comprehensive income	154,913	107,405

Statement of changes in equity

						In thousand euros
	Capital and reserves			Gains or losses recognised directly in equity
	Called capital	Reserves and result	Total	Available for sale financial assets	Actuarial differences	Total	Total equity
Equity as at 1 January 2016	612,417	2,156,595	2,769,012	28,508	(86,024)	(57,516)	2,711,496

Appropriation of profit for the 2015 financial year		(7,000)	(7,000)				(7,000)
Net profit 2016		104,926	104,926				104,926
Changes in value of assets and liabilities recognised directly in equity				(7,557)	10,036	2,479	2,479

Equity as at 31 December 2016	612,417	2,254,521	2,866,938	20,951	(75,988)	(55,037)	2,811,901

Net profit 2017		112,039	112,039				112,039
Changes in value of assets and liabilities recognised directly in equity				29,507	13,367	42,874	42,874

Equity as at 31 December 2017	612,417	2,366,560	2,978,977	50,458	(62,621)	(12,163)	2,966,814

FINANCIAL STATEMENTS 2017

Statement of cash flows

		In thousand euros
For the year ended 31 December		2017	2016

	Net profit	112,039	104,926
+/-	Depreciation charges of tangible and intangible assets	3,303	2,906
+/-	Net loss/net profit from investing operations	20,043	17,095
+/-	Change in interest receivable	47,136	3,012
+/-	Change in interest payable	(41,434)	1,499
+/-	Other movements	9,757	19,470

	Total of non-monetary items included in the result	38,806	43,983

+	Reimbursements related to operations with credit institutions and customers	3,685,825	1,376,269
-	Disbursements related to operations with credit institutions and customers	(3,128,442)	(3,513,016)
+	Reimbursements related to other operations affecting financial assets or liabilities	7,413,651	4,732,300
-	Disbursements related to other operations affecting financial assets or liabilities	(8,404,848)	(4,543,306)
+/-	Cash flows related to operations affecting non-financial assets or liabilities	(7,687)	1,212

	Net cash flows from assets and liabilities resulting from operating activities	(441,500)	(1,946,541)

	Total net cash flows from operating activities (a)	(290,655)	(1,797,632)

+	Reimbursements related to financial assets held to maturity	241,877	204,277
-	Disbursements related to financial assets held to maturity
+/-	Cash flows related to tangible and intangible assets	(7,526)	(5,101)

	Total net cash flows from investing operations (b)	234,351	199,176

+/-	Cash flows from or to member states	(4,131)	4,747
+	Reimbursements related to debt securities in issue	6,377,418	6,863,080
-	Disbursements related to debt securities in issue	(6,188,221)	(6,386,554)

	Total net cash flows from financing operations (c)	185,066	481,273

	Effect of changes in foreign exchange rates on cash and cash equivalents (d)	(3,056)	216

	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)	125,706	(1,116,967)

	Cash and cash equivalents at the beginning of the financial year	1,653,676	2,770,643
	Cash in hand, balances with central banks	648,960	476,467
	Advances repayable on demand and term deposits with credit institutions	1,004,717	2,294,177
	Cash and cash equivalents at the end of the financial year	1,779,382	1,653,676
	Cash in hand, balances with central banks	539,482	648,960
	Advances repayable on demand and term deposits with credit institutions	1,239,900	1,004,717

	Changes in cash and cash equivalents	125,706	(1,116,967)

FINANCIAL STATEMENTS 2017

NOTES TO THE FINANCIAL STATEMENTS

NOTE A - Summary of principal accounting methods applied by the Bank

1. Accounting standards

1.1 Applicable accounting standards

The Bank’s separate accounts are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union. In this regard, certain provisions of IAS 39 relating to hedge accounting have been excluded.

The Bank did not implement new standards, amendments or interpretations adopted by the European Union for which implementation was optional in 2017.

1.2 Accounting standards issued and effective on 1 January 2018

IFRS 9 “Financial Instruments”

Adopted by the European Union on 22 November 2016 and is applicable as from 1 January 2018

IFRS 9 represent a revision of IAS 39. IFRS 9 defines new principles for the classification and measurement of financial instruments, for the impairment of credit risk of financial assets and revises the treatment of hedging operations, with the exception of macro-hedging operations for which a separate draft standard is currently being considered by the IASB.

Classification and evaluation

The classification and measurement of financial assets will depend on the business model and the contractual characteristics of the instruments. On initial recognition, financial assets will be classified at amortized cost, at fair value through equity, or at fair value through profit or loss.

Loans, receivables or securities (debt instruments) will be classified at amortized cost, at fair value through equity or at fair value through profit or loss.

They will be classified at amortized cost if the business model consists of holding the instrument in order to collect the contractual cash flows and if the cash flows consist solely of payments relating to principal and interest on the principal.

They will be classified at fair value through equity if the business model is to hold the instrument in order to collect the contractual cash flows and to sell the assets and if the cash flows consist only of payments related to the principal and interest on the principal. When securities are sold, unrealized gains or losses previously recognized in equity will be recorded in the income statement.

All debt instruments that are not eligible for classification at amortized cost or fair value through equity, will be classified as fair value through profit or loss.

Regarding financial liabilities, the change introduced by IFRS 9 concerns the recognition of changes in fair value resulting from the own credit risk of the debts designated at fair value through profit or loss as an option, which will be recognized under a specific heading in equity and no longer in the income statement.

In view of the current business models at the Bank, the classifications will be as follows:

•	loans and receivables from credit institutions and customers and reverse repurchase agreements accounted for under “Loans and receivables” in accordance with IAS 39 should be eligible at amortized cost in accordance with IFRS 9.

•	fixed income securities classified as “Available-for-sale financial assets” in accordance with IAS 39 should be recorded at amortized cost or at fair value through equity depending on the business model.

•	fixed income securities classified as “Financial assets held to maturity” in accordance with IAS 39 should be recorded at amortized cost.

•	financial assets classified as fair value through profit or loss under IAS 39 should remain in this category under IFRS 9.

FINANCIAL STATEMENTS 2017

Depreciation

IFRS 9 establishes a new impairment model for credit risk based on expected losses.

This model will apply to loans and debt instruments measured at amortized cost or at fair value through equity, loan commitments and financial guarantee contracts that are not accounted for at fair value.

Under the IAS 39 impairment model based on losses incurred, the recognition of impairment is conditioned by the recognition of an objective indication of loss in value.

The new IFRS 9 impairment model will require the recognition of expected credit losses in 12-month time on instruments issued or acquired as soon as they recognized in the balance sheet.

Expected credit losses at maturity will have to be recorded when a significant increase in credit risk is observed since initial recognition.

Financial assets for which a credit loss expected in 12-month time will be recognized, will be considered as “stage 1”. Interest income will be calculated using the effective interest rate method applied to the gross carrying amount (before depreciation) of the financial asset.

Financial assets that have experienced a significant increase in credit risk since initial recognition will be considered as “stage 2”. Interest income will be calculated using the effective interest rate method applied to the gross carrying amount (before depreciation) of the financial asset.

The significant increase in credit risk will be assessed on an individual or collective basis taking into account all available information, including comparing the risk of default on the financial instrument at the closing date with the risk of default on the date of initial recognition.

The assessment of the deterioration will be based on the comparison of the probabilities of default and the ratings as at the date of initial recognition of the financial instruments with those existing at the closing date.

Financial assets for which there is objective evidence of impairment related to an event that occurred after the loan was engaged or the asset was acquired will be considered impaired and will be considered as “stage 3”. The criteria for identifying impaired assets will be comparable to those existing in IAS 39. Interest income will be calculated using the effective interest rate method applied to the net book value (after depreciation) of the financial asset.

The methodology for calculating the amount of expected losses will be based on 3 main parameters: the probability of default (PD), the loss given default (LGD) and the amount of the exposure at default (EAD) taking into account depreciation profiles. Expected losses will be calculated as PD multiplied by LGD and EAD.

The amount of expected credit losses will be calculated on the basis of a weighted average of probability, taking into account past events, current circumstances and reasonable and justifiable forecasts of economic conditions.

The new impairment model is likely to lead into increase in credit risk depreciation as all financial assets will be subject to an expected credit loss calculation in 12-month time. In addition, the scope of assets that have experienced a significant increase in credit risk could be different from the scope of assets subject to a portfolio provision in accordance with IAS 39.

In conclusion, the IFRS 9 impairment model is based on more forward-looking information than that of IAS 39, which will result in more volatile amount of expected credit losses.

Hedge accounting

Regarding hedge accounting, the purpose of the IFRS 9 model is to better reflect risk management, especially by expanding eligible hedging instruments and by removing certain rules that are considered too prescriptive. When applying IFRS 9 for the first time, the CEB may choose either to apply the new provisions in terms of hedge accounting, or to maintain the hedge accounting provisions of IAS 39 until the entry into force of the future standard on macro-hedging.

Transition

The classification and measurement as well as the new IFRS 9 impairment model are retrospectively applicable at 1 January 2018, and the standard provides the option not to restate comparative years. The CEB plans to retain this option.

IFRS 9 makes it possible to apply in advance the provisions relating to own credit risk of debt designated at fair value through profit or loss as option. However, the Bank does not envisage this early application.

FINANCIAL STATEMENTS 2017

Organisation of the standard implementation project

The CEB has set up a project committee in charge of the different aspects of the standard. The analysis of the three parts of the standard is currently being finalised. Since 2016, necessary developments and adaptations of the Bank’s information systems have been carried out and will be finalised in the beginning of 2018.

1.3 Use of estimates

Within the context of IFRS application, the main area requiring judgment and value assessment relates to credit risk. Except for these aspects, the CEB’s nature of operations does not necessitate, in terms of judgement and valuation complexity, significant estimates or defining assumptions in preparing its financial statements. However, economic and demographic assumptions are used to value the post-employment social commitments.

The financial statements have been prepared on the historical cost basis, except for certain financial assets and liabilities, which are accounted for at fair value. The main accounting principles applied by the CEB are summarised below.

2. Financial assets and liabilities

2.1. Foreign currency transactions

The financial statements are presented in euros.

Monetary assets and liabilities denominated in foreign currencies are translated into euros (CEB’s functional currency) at the exchange rate applicable at the end-date of the accounting period. Exchange variations resulting from this translation are accounted for in the income statement.

Forward currency transactions are valued at market value by using the forward exchange rate applicable for the remaining period for the currency concerned. Spot exchange positions are valued at the spot exchange rate at the end of the accounting period. The resulting exchange differences are recorded in the income statement.

2.2. Loans and advances to credit institutions and to customers

The category “Loans and advances to credit institutions and to customers” consists of non-derivative financial assets with fixed or determinable payments that are not quoted on an active market and that are neither held for trading, nor intended to be sold when granted.

The item “Loans” under the category “Loans and advances to credit institutions and to customers” includes loans granted by the Bank.

The item “Advances” under the category “Loans and advances to credit institutions and to customers” consists of interbank advances granted by the CEB and advances repayable on demand with credit institutions (except central banks). These allow settling and receiving payments from financial transactions related to its activities.

Loans given out by the Bank are first recorded at their market value which in general is the equivalent of the net amount initially disbursed.

Thereafter, loans are valued at amortised cost and interest is calculated on the basis of the global effective interest rate method.

Financing commitments are recorded in the off-balance sheet for the amount not yet disbursed.

In application of IAS 39, within the ambit of fair value hedge transactions, the loan book value is adjusted for the profits or losses relative to the hedged risk.

2.3. Securities

Securities held by the Bank are classified under two categories:

•	Financial assets held to maturity

The category “Financial assets held to maturity” includes securities at fixed income and fixed maturity that the Bank has the intention and ability to hold to maturity.

Securities classified under this category are accounted for after acquisition, at amortised cost in accordance with the effective interest rate method, which includes the amortisation of the premium or discount equivalent to the difference between their purchase price and their reimbursement value.

Income from these securities is recorded under the heading “Interest and similar income” in the income statement.

FINANCIAL STATEMENTS 2017

•	Available-for-sale financial assets

The “Available-for-sale financial assets” category includes fixed income or variable-yield securities which do not fall under the previous category.

Securities under this category are initially valued at their market value inclusive of transaction charges. At end-date, securities are valued at their market value, and whose variations, excluding accrued income are presented under a specific heading in equity “Gains or losses recognised directly in equity”, except for securities covered by a fair value hedge. In such case, the profits and losses relative to hedged risks are recorded in the income statement under the same heading as the changes in value of hedging instrument, in conformity with IAS 39.

At disposal, maturity or depreciation of the securities (in cases of a significant or prolonged decline in the fair value below cost), these deferred gains or losses, previously recorded under equity, are accounted for in the income statement under the heading “Net gains or losses from available-for-sale financial assets”.

Income from fixed income securities under this category, which is accounted for on the basis of the effective interest rate method, is presented under the heading “Interest and similar income” in the income statement. Dividends received from variable-rate securities are recorded under the aggregate “Net gains or losses from available-for-sale financial assets”.

•	Date and accounting criteria

Securities classified under the two categories above are recorded at the trade date.

2.4. Depreciation of financial assets, financing and guarantee commitments

•	Financial assets valued at amortised cost

Depreciation of loans and financial assets held to maturity is accounted for when there is an objective indication of a measurable loss in value following an event that occurred after loan approval or security purchase.

Any observable data related to the following events represents an objective indication of a loss in value:

•	the existence of at least a three-month unpaid amount

•	awareness or observation of significant financial difficulties of the counterparty leading to the conclusion of a proven existing risk, whether an unpaid amount has been noted or not

•	the concessions yielded with the terms of the loans, which would not have been granted without financial difficulties of the borrower.

The amount of depreciation is equivalent to the difference between the book value of the asset and the present value of estimated future recoverable cash flows, taking into account guarantees, discounted at the financial asset’s original effective interest rate. Changes in value of such depreciated assets are recorded under the heading “Cost of risk” in the income statement.

After the asset depreciation, a theoretical revenue from the asset’s net book value, calculated on the basis of the original effective interest rate used for discounting the estimated recoverable cash flows, is recorded in the income statement under the heading “Interest and similar income”. Loan depreciation is recorded in a separate provision account, thus reducing its original value recorded under assets.

The impairment relating to financing and guarantee commitments follows similar principles and are recorded under liabilities.

•	Available-for-sale financial assets

At the CEB, “Available-for-sale financial assets”, mainly composed of fixed income securities, are depreciated on an individual basis by counterparty of income statement in case of an objective indication of durable depreciation resulting from one or more events subsequent to the purchase.

Criteria for depreciation of these securities are similar to those applied for depreciation of financial assets valued at amortised cost.

A depreciation of a fixed income security is recorded under the income statement heading “Cost of risk” and may be released in case of subsequent improvement of security.

FINANCIAL STATEMENTS 2017

2.5. Debt securities in issue

Securities issued by the CEB qualify as debt instruments by reason of a contractual obligation for the Bank to settle with their holder.

Debt securities in issue are initially recorded at their issuance value inclusive of transaction charges and are subsequently valued at their amortised cost by using the effective interest rate method.

In application of IAS 39, within the ambit of fair value hedge transactions, the book value of issues is adjusted for the profits or losses relative to the hedged risk.

2.6. Derivative instruments

All derivative instruments are accounted for in the balance sheet at trade date, at their fair value. At end-date, they are revalued at their market value.

Derivatives are classified under two categories:

•	Transaction derivatives

Derivative instruments are by default considered to be transaction instruments, except if they can qualify as hedging instruments. They are recorded in the balance sheet under the heading “Financial assets at fair value through profit or loss” in cases of positive market value and under the heading “Financial liabilities at fair value through profit or loss” when the market value is negative. Profits or losses are recorded in the income statement under the heading “Net gains or losses from financial instruments at fair value through profit or loss”.

•	Derivatives and hedge accounting

Fair value hedge is used by the Bank to cover namely the interest rate risk of assets and liabilities with fixed interest rate, for identified financial instruments (loans, available for sale assets, issues, borrowings).

In order to qualify a financial instrument as hedging derivative, the Bank keeps information on the hedge from its initial application. This information specifies the designated asset or liability, the hedged risk, the type of derivative instrument used and the evaluation method which will be employed in assessing the retrospective and prospective effectiveness of the hedge.

The derivative instrument designated as hedge has to be highly effective in order to compensate for the value variations resulting from the hedged risk; this effectiveness has to be ensured from the hedging’s initial application and subsequently throughout its life.

In the case of fair value hedge relationship, derivatives are revalued in the balance sheet at their fair value, whilst fair value variations are recorded in the income statement under the heading “Net gains or losses from financial instruments at fair value through profit or loss”, symmetrically to the revaluation of the instruments hedged for the estimated risk. In the balance sheet, in the case of hedging relationship of identified assets or liabilities, revaluation of the hedged item is accounted for in conformity with the classification of the instrument hedged. The impact recorded in the income statement represents the eventual ineffectiveness of the hedge.

In cases where a hedge is interrupted or it no longer satisfies the effectiveness tests, hedging derivatives are transferred to the trading portfolio and accounted for in accordance with the principles applicable to this category. In the case of interest rate instruments initially identified as hedged, the revaluation amount with respect to these instruments recorded in the balance sheet is amortised at the effective interest rate for its residual life duration. If the hedged items no longer figure in the balance sheet, particularly due to early redemption, this amount is immediately transferred to income statement.

2.7. Fair value assessment

The fair value of financial assets and liabilities is composed of their market values and additional value adjustments as required by IFRS 13.

•	Market value

The financial assets and liabilities under categories “Financial instruments at fair value through profit or loss”, “Hedging derivative instruments” and “Available-for-sale financial assets” are valued and recorded at their market value. The market value is equivalent to the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction.

Market value is determined as follows:

•	using quoted prices in an active market;

•	applying a valuation technique incorporating:

•	mathematical calculation methods based on recognised financial assumptions, and

•	parameters whose value is determined either by using prices of instruments traded in active markets, or based on statistical estimates or other quantitative methods in the absence of an active market.

FINANCIAL STATEMENTS 2017

On the other hand, derivative instruments (foreign exchange, interest rate and currency swaps) are valued on the basis of models commonly accepted (discounted cash flow method, Black and Scholes model, interpolation techniques) by using observable parameters.

•	Value adjustments

The valuation adjustments allow integration of the counterparty credit risk and of the Bank’s own credit risk within the fair value.

Value adjustment for the risk of the counterparty (Credit Valuation Adjustment – CVA) reflects the risk for the Bank not to recover the full market value from its transactions, in case of default of one of its counterparties.

Value adjustment for own credit risk (Own Credit Adjustment – OCA and Debit Valuation Adjustment – DVA) represents the effect of the CEB’s credit risk on valuation of its debt securities in issue and derivative financial liabilities.

These adjustments are calculated counterparty by counterparty and are based on the estimates of default exposures, probabilities of default and recovery rates in case of default.

The exposure at default is estimated using a model that quantifies the exposure at risk from the simulation of risk factors. For the CVA, the model takes into account collateral movements and their frequency. For the DVA, the model estimates a non-collateralised exposure except for counterparties with a bilateral collateralisation in case of rating downgrade of the CEB.

The CVA and DVA are recorded under the heading “Financial assets at fair value through profit or loss” in cases of positive value and under the heading “Financial liabilities at fair value through profit or loss” when the value is negative. Gains and losses are recognised in the income statement under “Net gains or losses from financial instruments at fair value through profit or loss”.

2.8. Interest income and expense

Interest income and expense are recognised in the income statement for all the financial instruments using the effective interest rate method.

The effective interest rate is the rate that discounts exactly the estimated future cash payments or receipts through the expected life of the financial instrument to the net book value of the financial asset or liability. This calculation includes commissions paid or received, when similar to interests, transaction charges and all premiums and discounts.

2.9. Cost of risk

In terms of credit risk, cost of risk includes depreciation provisions related to loans, fixed income securities, depreciation related to financing commitments and guarantees given, losses on irrecoverable receivables less recoveries of amortised receivables. Charges for litigations inherent to banking activity are also accounted for in the cost of risk.

3. Fixed assets

Fixed assets recorded in the Bank’s balance sheet include tangible and intangible operating assets.

These fixed assets are recorded at their purchase price to which expenses directly connected are added.

Depreciation is calculated according to the estimated useful life of the asset expected by the Bank using the straight-line method, the residual value of the asset being deducted from its depreciable basis.

At every end-date, fixed assets are valued at their amortised cost (cost less depreciation and any possible impairment) and if necessary, an accounting adjustment is carried out with respect to the duration of the useful life and the residual value.

•	Tangible assets

The following is the breakdown of the “building” part of the operational premises, every element being depreciated according to its own useful life:

–	Main works, façade and roofing (1)	-
–	General and technical installations	10 years
–	Fixtures and fittings	10 years

(1)	Given the Bank’s headquarters location in the centre of Paris, its residual value is assigned to the component “main works, façade and roofing” which is not subject to depreciation.

Land is not depreciated. The other tangible fixed assets are depreciated according to the following durations:

–	Fittings and furniture	10 years
–	Vehicles	4 years
–	Office and IT equipment	3 years

FINANCIAL STATEMENTS 2017

•	Intangible assets

Intangible assets (IT software) are amortised according to the following durations:

–	Application software	5 years
–	System software	3 years
–	Office software	1 year

4. Post-employment staff benefits

The Bank’s pension scheme is a defined benefit scheme, funded by contributions made both by the Bank and by the employees. Benefits are calculated on the basis of the number of years of service and a percentage of the basic remuneration of the last year of service.

The other post-employment benefit schemes (health care, fiscal adjustment and termination of service) are likewise defined benefit schemes.

These schemes represent commitments on the part of the Bank, which are valued and for which provisions are set up. In conformity with IAS 19, actuarial valuations are carried out on these commitments, taking into account both financial and demographic assumptions. The actuarial gains or losses are recorded in the balance sheet under the heading “Provisions” by counterparty of “Statement of comprehensive income”.

The amount of the provision in relation to these commitments is determined by an independent actuary in accordance with the projected unit credit method.

5. Social Dividend Account

The Social Dividend Account (SDA) is used to finance grants in favour of projects complying with CEB objectives and located in eligible countries, as defined by the Administrative Council. The operating principles of the SDA were revised by Resolution AC 1589 (2016) approved by the Administrative Council on 17 November 2016. The revision consisted of making all of the Bank’s member states eligible for guarantee schemes.

The grants financed by the SDA may take the form of technical assistance, interest rate subsidies, guarantees and grant contributions.

•	Interest rate subsidies

Interest rate subsidies are used to reduce the amount of interests borne by a CEB borrower. Interest rate subsidies cover the interest rate differential between the rate applied by the Bank and the rate effectively paid by the borrower, for each tranche of the loan.

•	Guarantees

Guarantees on loans awarded by the CEB enable the Bank to fund projects that have a strong social impact but carry a high credit risk. The amount, the trigger event and the recovery mechanism are determined on a case by case basis.

•	Technical assistance

Technical assistance is used to help a CEB borrower to prepare and implement its project. Pre-feasibility, feasibility and technical studies, design and operating plans, institutional and legal appraisals, and other consultancy services necessary for the project preparation, execution or monitoring and reporting, procurement supervision and impact assessment may thus be financed.

•	Grant contributions

Grant contributions may be awarded in the framework of emergency situations or take the form of contributions to a common cause in the member states, pursued in cooperation with other international actors.

Grants financed by the SDA are approved by the Administrative Council of the Bank, except technical assistance grants smaller than or equal to € 300 thousand, which are approved by the Governor.

The SDA is funded mainly by contributions from the Bank’s member states, through dividends of a social nature, paid when the Bank’s annual profit is allocated.

6. Related parties

With respect to IAS 24, the Bank is not a subsidiary of any entity. The financial statements are not affected by related party relationships.

The information concerning Chairpersons and Appointed officials of the Bank is presented in paragraph 7 below.

FINANCIAL STATEMENTS 2017

7. Compensation for Chairpersons and Appointed Officials

The Articles of Agreement of the CEB lay down that the organisation, administration and supervision of the Bank are divided between the following organs:

•	the Governing Board

•	the Administrative Council

•	the Governor

•	the Auditing Board.

The Governing Board and the Administrative Council each consist of a Chairperson and one representative appointed by each member state. A Vice-Chairperson is elected among the members of each body. The Chairperson of the Governing Board and the Chairperson of the Administrative Council are elected by the Governing Board for a 3-year term, renewable once. The annual allowances of the Chairpersons and the Vice-Chairpersons are fixed by the Administrative Council for the duration of their terms of office.

The Governor is appointed by the Governing Board for a 5-year term and may be re-appointed once. He is assisted by one or more Vice-Governors, who are appointed by the Governing Board, for a 5-year term renewable once, upon the Governor’s proposal, following an opinion on conformity from the Administrative Council and after consultation with the members of the Governing Board. Their emoluments are fixed by the Administrative Council, within the framework of the approval of the annual budget of the Bank.

The gross compensation for CEB’s Chairpersons and Appointed Officials in office can be summarised as follows:

	In thousand euros
	2017	2016
Official allowances
Chairperson of the Governing Board (1)	2
Chairperson of the Administrative Council (2)	26	45
Vice-Chairperson of the Governing Board	6	6
Vice-Chairperson of the Administrative Council (3)	6	6
Emoluments
Governor Wenzel	362	356
Vice-Governor Monticelli	276	271
Vice-Governor Sánchez-Yebra Alonso (4)	276	10
Vice-Governor Ruiz-Ligero (5)		261

(1)	The Chairman of the Governing Board had renounced his allowances for his first term which ended on 17 December 2017. For his second term which started on 18 December 2017, he perceived a pro-rata of his annual allowance fixed at € 45,000.
(2)	The term of the Chairman of the Administrative Council in office at 1 January 2017 ended on 27 June 2017. His successor took office on 1 December 2017.
(3)	Allowances of € 500 are paid monthly. The term of the incumbent in office at 1 January 2017 ended on 31 August 2017. His successor took office on 29 September 2017.
(4)	Start of Vice-Governor Sánchez-Yebra Alonso’s term on 18 December 2016.
(5)	End of Vice-Governor Ruiz-Ligero’s term on 17 December 2016.

The CEB’s Chairpersons and Appointed Officials do not receive any stock options or any other kind of bonus.

The Governor and Vice-Governors are affiliated to the medical and social cover as well as to the pension scheme of the CEB.

8. Taxation

The Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe states that the Bank’s assets, income and other property are exempt from all direct taxes.

FINANCIAL STATEMENTS 2017

NOTE B - Risk Management

The primary purpose of risk management is to ensure the Bank’s long-term financial sustainability and operational resilience while enabling the CEB to fulfil its social mandate. The Bank thus strives to implement international best banking practices by promoting a sound and prudent risk culture across all of its business lines.

This Note provides information about the Bank’s exposure to the main financial risks it faces in its regular course of business namely credit risk, market risk, liquidity risk and operational risk. It also provides information about the objectives, policies, procedures, limits and controls that provide the CEB with the appropriate tools to identify, assess, monitor, report, mitigate and control such risks.

While the Bank is not subject to member states’ regulations, it considers European Union Directives on banking regulation and recommendations from the Basel Committee on Banking Supervision as the reference for its Risk Management Framework.

The CEB regularly reviews its risk and control policies, including its monitoring procedures, in compliance with best banking practices.

•	Risk Appetite

The Bank defines Risk Appetite as the aggregate level and types of risk it is willing to assume within its risk capacity to achieve its strategic objectives set out in its Development Plan.

A key instrument for fulfilling the CEB’s mandate is the lending of funds at advantageous rates, which requires raising funds on capital markets at competitive rates. For that purpose, maintaining a very strong credit risk profile is paramount.

The CEB financial and risk profile is driven by its risk appetite as set out with quantitative and qualitative key indicators and limits under its prudential framework (see chapter 4).

The Bank’s risk management adopts a prudent approach and mitigates risk to ensure the Bank’s long-term financial sustainability. The Bank has developed and implemented a comprehensive risk management framework to identify, assess, monitor, report, mitigate and control all the risks inherent in the CEB’s operations, as a result of both on- and off- balance sheet transactions.

•	Organisation

The Directorate for Risk and Control (R&C) is responsible for implementing the Risk Management Framework within the CEB and is independent from other operational and business directorates, reporting directly to the Governor. The departments within the Directorate for R&C are dedicated to specific risk areas: credit, operational risk, financial transactions, derivatives and collateral management.

The Asset & Liability Management (ALM) Department in the Finance Directorate is in charge of market risk management (interest and currency exchange rates) as well as the liquidity risk incurred by the Bank.

•	Decision-making Committees

The Bank has set up different decision-making committees responsible for defining and overseeing risk management policies in their respective fields. The Governor chairs all these committees.

•	The Regular Credit Risk Committee (Regular CRC) meets on a weekly basis and takes credit decisions in relation to lending and treasury exposure, based on internal credit risk assessments and recommendations. In addition, a Special CRC takes place once a month to cover topics of particular issues with an extended committee.

•	The Asset & Liability Committee (ALCO) meets on a monthly basis to formulate strategic orientations and address on a forward-looking basis interest rate, foreign exchange rate and liquidity risk arising throughout the balance sheet. In addition, on a quarterly basis, a “Special ALCO” addresses ALM and funding issues.

•	In addition, capital market information is provided to the weekly General Management Committee.

•	The Committee for Operational Risks & Organisation (CORO) reviews operational risk issues at the CEB on a semi-annual basis and ensures that adequate steps are taken to mitigate, monitor and control these risks.

•	The IT Steering Committee reviews information system issues and takes the appropriate actions to ensure operational resilience and business continuity. In addition, in order to fully ensure that IT-related decisions are properly aligned with business stakes and priorities, IT governance bodies were reinforced in 2015 with the creation of an IT Project Committee chaired by a Vice-Governor which enables, through regular meetings, to anticipate business requirements and develop a shared vision on IT.

FINANCIAL STATEMENTS 2017

•	Controlling Bodies

Internal Audit (IA) is a permanent, autonomous entity within the CEB’s internal control system. The objective of IA is to provide the Governor and the CEB’s controlling bodies with an independent and objective assurance of effective and controlled businesses and operational activities. IA examines whether the CEB’s activities are performed in conformity with existing policies, procedures and best practices, and assesses their associated risks. It also proposes recommendations for potential improvements of CEB’s operations.

The Office of the Chief Compliance Officer (OCCO) is the organisational unit tasked with addressing money laundering / financing of terrorism and tax evasion risks, as well as integrity, corruption and fraud issues. OCCO’s mission is to protect the Bank from financial and reputational risks, to promote ethical business standards and to contribute in an independent manner to the CEB’s effective management of compliance risks. OCCO’s core activities are to perform integrity due diligence checks on operations and counterparties, to safeguard the Bank’s integrity in its financial and loan operations, to safeguard the integrity and deontology of staff and Collegial Organs arising from failure to comply with the Bank’s standards and policies. In addition, OCCO ensures that procurement selection procedures comply with internal rules.

The Chief Information Security Officer (CISO) in the Compliance unit ensures that the CEB’s information assets and technologies are adequately protected. The CISO is in charge of defining the security policy, designing the security framework, and of identifying, developing, implementing, and maintaining processes across CEB to reduce information and information technology (IT) risks. The CISO responds to incidents, establishes appropriate standards and controls, manages security technologies, raises security awareness and ensures that information security policies and procedures are applied.

The Auditing Board is composed of three representatives from member states appointed on a rotating basis by the Governing Board for a three-year term (outgoing members act as advisors for an additional year), the Auditing Board examines the Bank’s accounts and checks their accuracy. The Auditing Board’s report, an excerpt from which is appended to the financial statements, is presented to the Bank’s governing bodies when the annual financial statements are submitted for approval.

The External Audit is appointed by the Governing Board for a four-year term and renewable once for a three-year term following a tender procedure, based on the Auditing Board’s opinion and recommendations by the Administrative Council. The External Auditor is responsible for auditing the Bank’s financial statements according to IFAC professional auditing standards and for reviewing its internal control and risk management processes. The external auditor drafts various reports, including the opinion report.

In addition, the Bank is assessed by three international rating agencies: Fitch Ratings, Moody’s and Standard & Poor’s, which perform in-depth analyses of the Bank’s financial situation and long-term creditworthiness, following a rating assignment on an annual basis.

•	Internal and external reporting on risk management

The Risk & Control Directorate reports on a weekly basis to the Regular Credit Risk Committee on credit risk across the Loan and Treasury activities.

On a monthly basis the Finance Directorate reports to the Asset & Liability Committee on market risks, namely interest rate risk, currency risk and liquidity position.

The quarterly Risk Management Report, presented both to the Administrative Council and the Governing Board, provides information to the shareholders about the development of the CEB’s exposure to the main types of risks: credit, market, liquidity, operational risks, and compliance with the prudential framework as defined internally.

In terms of external reporting on risk management, the Bank provides extensive information to the rating agencies as a support for their annual assessment. The CEB’s annual report prepared under Form 18-K in connection with the registration statement filed with the U.S. Securities and Exchange Commission also includes information on the Bank’s risk management.

Finally, the CEB’s annual Financial Report of the Governor provides a fair view of the risk management processes and practices in place at the Bank and discloses detailed data on its risk exposure.

1. Credit risk

•	Overview of the assessment process

Credit risk is defined as the potential loss arising from a bank borrower or counterparty failing to meet its obligations in accordance with agreed terms. The Bank is exposed to credit risk in both its lending and treasury activities, as borrowers and treasury counterparties could default on their contractual obligations, or the value of the Bank’s investments could become impaired. Credit risk may also materialise in the form of a rating downgrade that may negatively affect the Bank’s capital or provisioning against credit losses. Credit risk also covers settlement and pre-settlement risk. Similarly, collateral risk is considered as part of credit risk (collateral is essentially a credit risk mitigation technique). Overall, credit risk is a function of the amount of credit exposure and the credit quality of the borrower or transaction.

FINANCIAL STATEMENTS 2017

•	Credit risk identification and assessment

The credit risk management identifies all potential sources of credit risk inherent in all products and activities arising from the Bank’s lending and treasury activities across its balance sheet and off-balance sheet operations. The Bank ensures that the risks of new products and activities are subject to adequate risk management procedures and controls before being introduced or undertaken. Credit risk may materialise in the form of rating downgrades, (cross-) default on payment obligations or during the transaction settlement process.

Credit risk assessment is conducted by the Credit Risk Management Department (CRD) (Risk & Control Directorate) independently from lending or treasury officers with the aim of providing appropriate checks and balances to ensure that credits are made in accordance with risk principles and of providing an independent judgement, uninfluenced by relationships with the borrower or intermediaries. Credit exposure is measured, monitored and controlled on a daily basis. Breach of limit, if any, is reported to senior management.

Internal credit ratings are the result of the Bank’s independent internal credit risk assessment. Internal credit ratings are an opinion on the ability and willingness of a borrower to pay its obligations in full and in a timely manner. They are generally based on a qualitative and quantitative assessment of risk factors and potential scenarios that may ultimately lead to a default situation. Internal credit ratings are assigned to all counterparties in the Finance Directorate and in the Loans & Social Development Directorate. The Bank may use external ratings for specific transactions, products or counterparties while ensuring a sound understanding of the underlying risk incurred. The defined limits to monitor credit risk arising from its operations are regularly reviewed. The internal rating methodologies are reviewed and calibrated regularly. Internal ratings are mapped to the rating scale of international rating agencies, and each internal rating thus corresponds to a rating on the scale, as described in the following table:

Rating Scale

INVESTMENT GRADE
CEB internal rating	Long-term
	Moody’s	S&P / Fitch
10	Aaa	AAA
9.5	Aa1	AA+
9	Aa2	AA
8.5	Aa3	AA-
8	A1	A+
7.5	A2	A
7	A3	A-
6.5	Baa1	BBB+
6	Baa2	BBB
5.5	Baa3	BBB-

BELOW INVESTMENT GRADE
CEB internal rating	Long-term
	Moody’s	S&P / Fitch
5	Ba1	BB+
4.5	Ba2	BB
4	Ba3	BB-
3.5	B1	B+
3	B2	B
2.5	B3	B-
2	Caa1	CCC+
1.5	Caa2	CCC
1	Caa3	CCC-
0.5	Ca	CC
0.25	Ca	C
0	C	C

•	Credit risk mitigation

The CEB actively uses credit risk mitigation (CRM) techniques to control credit risk or deterioration in credit risk during the life of the transactions. Credit risk mitigation techniques can take the form of a guarantee or collateral or contractual safeguards (contractual covenants).

Credit risk mitigation techniques for new transactions are proposed by CRD and subject to the approval of the Regular Credit Risk Committee. Credit risk mitigation techniques for existing transactions are presented to the Regular Credit Risk Committee at the annual counterparty review.

The credit risk of a new project is assessed during the appraisal process and requires approval from the relevant internal committees. All projects are submitted to the Administrative Council for approval.

An overall framework for financial operations is established by the Administrative Council through the Bank’s financial and risk policy. Within this framework, treasury transactions are assessed by CRD and submitted to the Regular Credit Risk Committee for approval.

Finally, Large Exposure and concentration limits are also defined and reported to the Regular Credit Risk Committee.

FINANCIAL STATEMENTS 2017

•	Overall credit risk exposure

The following table presents the Bank’s credit risk exposure both in the Loans and Social Development Directorate (loans and financing commitments) and the Finance Directorate (deposits, securities and derivatives) at 31 December 2017 and 31 December 2016.

						In million euros
	2017				2016
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Loans	1,915	9,094	2,784	13,792	1,936	8,803	2,976	13,715
Financing commitments	1,150	2,568	1,043	4,761	1,090	2,184	899	4,172
Deposits	902	1,702		2,605	1,174	1,905		3,079
Securities	3,779	1,787		5,566	3,789	1,925		5,714
Swap - add on	118	183		300	234	229		463
Forex	5			5		10		10
Swap coll - NPV not covered	11			11	9			9

Total	7,879	15,334	3,827	27,040	8,231	15,056	3,875	27,163

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Loans and financing commitments are reported after CRM

•	Loans, Deposits and Securities are reported at nominal value and excluding accrued interest

•	Financing commitments for 2016 have been retreated (AAA/AA: €1 090m, A/BBB: €2 071m, BIG: €891m, total: €4 052m)

•	Deposits for 2016 have been retreated (AAA/AA: €1 178m, A/BBB: €1 905m, total: € 3 083m)

•	Swap collateral – NPV not covered for 2016 have been retreated (AAA/AA: €498m, A/BBB: €939m, total: €1 438m)

Loans & Social Development Directorate Activity

•	Loan operations

Credit risk in loan operations mainly arises from a bank borrower or counterparty failing to meet its contractual obligations or the materialisation of a rating downgrade.

•	Loan portfolio

At 31 December 2017, loans outstanding reached € 13.8 billion, increasing by 0.6% (+ € 77 million) compared to end 2016. No missed payments have been recorded in 2017, as was the case in 2016.

The table below displays the risk profile of the loan portfolio by rating and type of counterparty:

						In million euros
	2017				2016
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Sovereign,State Owned Financial Institutions and IFIs	270	4,089	2,602	6,961	535	3,965	2,755	7,255
Sub-sovereign administrations and financial institutions	1,479	1,876	14	3,369	1,278	1,713	48	3,040
Other financial institutions	106	3,129	23	3,257	82	3,113	26	3,221
Non financial institutions	60		145	205	40	12	146	199

Total	1,915	9,094	2,784	13,792	1,936	8,803	2,976	13,715

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Loans reported after CRM at nominal value and excluding accrued interest

A significant part of the loan portfolio benefits from credit enhancements (collateral and guarantees) allowing for an improvement in credit risk quality. At the end of 2017, the Bank has received € 6.2 billion in guarantees and € 0.5 billion of collateral under its loan portfolio.

The impact of credit enhancements on the risk profile of loans outstanding is shown below:

						In million euros
	2017				2016
	Before		After		Before		After
	Amount	%	Amount	%	Amount	%	Amount	%
AAA/AA	1,257	9%	1,915	14%	1,119	8%	1,936	14%
A/BBB	7,906	57%	9,094	66%	8,177	60%	8,803	64%
BIG	4,629	34%	2,784	20%	4,418	32%	2,976	22%

Total	13,792	100%	13,792	100%	13,715	100%	13,715	100%

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Loans reported at nominal value and excluding accrued interest

FINANCIAL STATEMENTS 2017

At 31 December 2017, loans outstanding after CRM rated investment grade represented 79.8% of the total loan portfolio, compared to 78.3% at end 2016. Loans outstanding to counterparties not rated by international rating agencies represented € 4.0 billion or 29.2% before CRM, and € 853 million or 6.2% after CRM, of the total portfolio with internal ratings ranging from 3.0 to 9.0. Among the externally non-rated counterparties 58.6% of loans outstanding were investment grade (internal rating) before CRM, and 94.8% after CRM.

The following table displays the breakdown of loans outstanding by remaining time to maturity:

		In million euros
Maturity	2017	%	2016	%
Up to 1 year	1,858	13%	2,133	15%
1 year to 5 years	7,087	51%	6,583	48%
5 years to 10 years	3,070	22%	3,204	23%
10 years to 20 years	1,702	12%	1,723	13%
More than 20 years	75	1%	72	1%

Total	13,792	100%	13,715	100%

•	Loans reported on nominal value and excluding accrued interest

The following table displays the breakdown of loans outstanding after CRM by rating category and country (reflecting the counterparty’s rating and not (only) the sovereign rating):

							In million euros
	2017				2016
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Target Countries
Poland		1,593		1,593		1,588		1,588
Turkey			1,358	1,358			1,338	1,338
Romania		679		679		764		764
Hungary		669		669		868		868
Cyprus			521	521			548	548
Slovak Republic		460		460		394		394
Croatia			338	338			338	338
Czech Republic		209		209		219		219
Lithuania		188		188		164	1	166
Bulgaria		173		173		73		73
Serbia			96	96			68	68
Albania			96	96			98	98
“the former Yugoslav Republic of Macedonia”			89	89			71	71
Slovenia		27	23	50		35	25	60
Bosnia and Herzegovina			49	49			41	41
Moldova (Republic of)			29	29			27	27
Montenegro			21	21			18	18
Latvia		19		19		35		35
Estonia		14		14		17		17
Malta		8		8		18		18

Sub-total		4,038	2,618	6,656		4,175	2,573	6,748

Non-Target Countries
Spain		2,017	14	2,031		1,889	18	1,908
France	308	1,453	38	1,799	503	1,251		1,754
Belgium	294	710		1,004	346	741	30	1,117
Germany	768	18		786	535	14		549
Finland	280	58		338	258	29		287
Italy		327		327		349		349
Portugal		215	6	221			209	209
Ireland		209		209		184		184
Netherlands	161			161	62			62
Iceland		11	107	118		9	146	155
Sweden	56			56	56			56
Denmark	47			47	160			160
Austria [1]		38		38		162		162
Supranationals	1			1	16			16

Sub-total	1,915	5,056	165	7,136	1,936	4,628	404	6,967

Total	1,915	9,094	2,784	13,792	1,936	8,803	2,976	13,715

•	Loans reported at nominal value and excluding accrued interest after CRM

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

[1]	Non CEB member state: projects to be undertaken in a CEB member state, but to be guaranteed by Austrian counterparties

FINANCIAL STATEMENTS 2017

•	Stock of projects / Financing commitments

The Stock of projects encompasses all projects approved by the Administrative Council awaiting financing. Financing commitments are projects still awaiting financing and for which a framework loan agreement has been signed. The Stock of projects reached € 7.0 billion at 31 December 2017 (31 December 2016: € 5.7 billion) with 82.8% rated investment grade (31 December 2016: 78.7%).

						In million euros
	2017				2016
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Stock of projects	1,717	4,066	1,198	6,981	1,576	2,871	1,204	5,651
Financing Commitments	1,150	2,568	1,043	4,761	1,090	2,184	899	4,172

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Financing commitments reported, taking into account future CRM

Financing commitments reached € 4.8 billion at 31 December 2017 (31 December 2016, € 4.2 billion). At 31 December 2017, 78.1% of the financing commitments were rated investment grade (31 December 2016, 78.5%).

The table below displays the breakdown of financing commitments after CRM by counterparties within CEB’s member states and by credit rating (reflecting the counterparty’s rating and not (only) the sovereign rating):

						In million euros
	2017				2016
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Target Countries
Poland		487		487		411		411
Turkey			370	370			179	179
Romania		298		298		319		319
Slovak Republic		219		219		205		205
Bulgaria		200		200		105		105
“the former Yugoslav Republic of Macedonia”			143	143			164	164
Cyprus			133	133			156	156
Croatia			95	95			34	34
Serbia			81	81			118	118
Czech Republic		75		75		85		85
Lithuania		65		65		60		60
Bosnia and Herzegovina			57	57			67	67
Latvia		50		50
Moldova (Republic of)			40	40			43	43
Albania			34	34			43	43
Hungary		30		30		87		87
Montenegro			16	16			11	11
Georgia			14	14

Sub-total		1,424	983	2,407		1,271	815	2,086

Non-Target Countries
Germany	564	12		576	625	10		635
France	165	298	60	523	345	236		581
Spain		315		315		129		129
Ireland		255		255		285		285
Netherlands	200			200
Sweden	160			160
Portugal		159		159			84	84
Belgium		100		100		148		148
Finland	60			60	120	30		150
Iceland		5		5
Supranationals	1			1
Italy						75		75

Sub-total	1,150	1,143	60	2,354	1,090	912	84	2,086

Total	1,150	2,568	1,043	4,761	1,090	2,184	899	4,172

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Financing commitments reported, taking into account future CRM

FINANCIAL STATEMENTS 2017

Finance Directorate Activity

•	Treasury operations

Credit risk in treasury operations mainly arises through placements in deposits, investments in securities and by entering into derivatives transactions for hedging purposes.

•	Deposits

The treasury monetary portfolio consists of short-term placements such as “nostro” accounts, bank deposits up to one year, cash received as collateral from derivative and (reverse) repurchase (repo) activities. Repo transactions aim at managing day-to-day cash flow in all required currencies. Eligible counterparties for investments of up to three months must have a minimum internal rating of 6.5 (BBB+) and 7.0 (A-) for investments between three months and one year.

The following table presents the breakdown by deposit type and credit rating:

								In million euros
	2017					2016
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Nostro	361	80	104	8	554	484	66	104	2	655
Money Market		461	1,260	330	2,051		624	1,650	149	2,423

Total	361	541	1,364	338	2,605	484	690	1,754	151	3,079

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Deposits reported at nominal value and excluding accrued interest

The following table presents the breakdown of money market by maturity and credit rating:

								In million euros
	2017					2016
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Up to 1 month		101	75	330	506		258		99	358
1 month to 3 months		40	680		720		166	400	50	616
3 months to 6 months		320	505		825		200	1,175		1,375
Up to 1 year								75		75

Total		461	1,260	330	2,051		624	1,650	149	2,423

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Deposits reported at nominal value and excluding accrued interest

•	Securities portfolios

The Bank manages three securities portfolios: the short-term liquidity portfolio (short-term securities with maturities up to one year), the medium-term liquidity portfolio (maturities of one year and up to 15 years) and the long-term portfolio (maturities of one year and up to 30 years). Eligible counterparties must have a minimum internal rating for maturities up to three months of 6.0 (BBB) for sovereign and 6.5 (BBB+) for financial institutions; a minimum rating of 7.0 (A-) for investments (bonds issued by sovereigns, sub-sovereigns, agencies, supranational and financial institutions) with maturities between three months and two years; and a minimum rating of 8.0 (A+) for investments with maturities of more than two years.

The following tables show the securities portfolio by portfolio and by maturity and rating:

	In million euros
	2017
	AAA	AA	A	BBB	Total
Long Term portfolio	679	1,294		90	2,063
Medium Term portfolio	412	1,311	46	47	1,815
Short Term portfolio		83	1,385	220	1,688

Total	1,091	2,688	1,431	357	5,566

	In million euros
	2017
	AAA	AA	A	BBB	Total
Under 1 year	25	231	1,385	220	1,861
> 1 year < 2 years	139	229			368
> 2 years < 5 years	258	638	46	97	1,038
> 5 years	669	1,591		40	2,299

Total	1,091	2,688	1,431	357	5,566

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Securities reported at nominal value and excluding accrued interest

FINANCIAL STATEMENTS 2017

The following table displays the breakdown of the securities portfolios by country and credit rating (of the counterparty):

								In million euros
	2017					2016
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Member Countries
France		1,745	792		2,537		1,675	653		2,327
Netherlands	259	193	34		486	259	305			564
Germany	154	240	25		418	154	251			404
Belgium		10	310		320		10	219		229
Spain				207	207				221	221
Italy				150	150				409	409
Finland		76			76		76			76
Norway	69				69	72				72
Czech Republic			46		46
Luxembourg	42				42	42				42
Switzerland			25		25			424		424
Sweden		8			8		8			8

Sub-total	524	2,271	1,232	357	4,384	527	2,323	1,295	630	4,776

Supranational	566	179			746	568	106			674

Sub-total	566	179			746	568	106			674

Europe
Great Britain			199		199		49			49
Austria		88			88		89			89

Sub-total		88	199		287		138			138

Others
Australia		62			62		62			62
Canada		50			50		65			65
New Zealand		38			38

Sub-total		150			150		127			127

Total	1,091	2,688	1,431	357	5,566	1,095	2,694	1,295	630	5,714

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Securities reported at nominal value and excluding accrued interest

•	Derivatives

The CEB uses Interest Rate Swaps (IRS) and Currency Interest Rate Swaps (CIRS) to hedge market risk on its lending, investment and funding transactions.

Derivatives transactions require prior credit clearance of the issuer counterparty by the Regular Credit Risk Committee and the signing of an ISDA Master Agreement and a CSA (Credit Support Annex) collateral agreement with the counterparty. The minimum rating required for swap counterparties at the date of entering into new swap transactions must be 6.5 (BBB+). Eligible collateral may be cash or debt securities. The minimum rating for eligible debt securities received as collateral must be 7.0 (A-). All swap transactions are valued at their net present value, and positions per counterparty are monitored daily so that additional collateral can be called according to CSA margin call options ranging from daily to three times per month. The CEB has signed CSA collateral agreements with all its derivative counterparties within the framework of its swap activities.

At 31 December 2017, the derivatives’ credit risk exposure included swaps add-on for € 300 million (2016, € 463 million) and non-covered NPV (Net Present Value) after credit enhancement of € 11 million (2016, € 9 million). At the end of 2017, the Bank had received € 434 million as collateral, of which 81% cash and 19% sovereign securities (French and US government bonds).

The breakdown of the nominal value of swaps by instrument and by maturity is shown in the table below:

							In million euros
	2017					2016
	less than 1 year	1 to 5 years	5 to 10 years	10 years or more	Total	less than 1 year	1 to 5 years	5 to 10 years	10 years or more	Total
Total (a)	4,655	12,977	5,943	2,763	26,338	3,977	14,065	6,390	2,445	26,877

Currency-rate swaps	2,938	7,033	706	292	10,969	3,014	8,365	719	379	12,477
Interest-rate swaps	1,718	5,944	5,237	2,470	15,368	963	5,699	5,672	2,065	14,400

Thereof: collateralised (b)	4,655	12,977	5,943	2,763	26,338	3,977	14,065	6,390	2,445	26,877

(b)/(a)	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

FINANCIAL STATEMENTS 2017

•	Concentration - Large Exposure

Concentration risk arises from too high a proportion of the portfolio being allocated to a specific country or obligor or to a particular type of instrument or individual transaction. Large exposure is the overall exposure (loans, securities, deposits and derivatives) to a single counterparty or a group of connected counterparties, exceeding 10% of prudential equity (paid-in capital, reserves and net profit). Prudential equity at 31 December 2017 amounts to € 3.0 billion.

In line with Basel Committee recommendations and European Union directives, the CEB ensures that no exposure to a counterparty or group of connected counterparties exceeds the limit of 25% of prudential equity, and that the cumulative total of large exposures does not exceed 800% of prudential equity. Sovereign exposure is excluded from the large exposure calculation and presented only for information purposes.

At 31 December 2017, there were 13 counterparties or groups of counterparties with an exposure above 10% of prudential equity, or € 298 million, and were therefore considered as Large Exposure (15 counterparties in 2016). However, no counterparty or group of connected counterparties exceeded the limit of 25% of the CEB’s prudential equity (as in 2016). At 31 December 2017, the total outstanding to these counterparties stood at € 5.7 billion, i.e. 190% of the CEB’s prudential equity, well below the 800% limit (€6.5 billion, i.e. 227% in 2016).

When weighting the exposure by risk, only three counterparties or groups of counterparties exceeded the limit of 10% of the prudential equity for a total amount of € 1 billion (three counterparties and € 937 million in 2016).

			In million euros
	2017
Counterparty	Loans (a)	Financial operations (b)	Total Exposure (a) + (b)	Risk weighted assets	Exposure in % of Equity
SOCIETE GENERALE	589	80	669	421	22%
BPCE	341	228	569	309	19%
BNP PARIBAS	51	483	535	267	18%
LA REGION WALLONNE	510		510	102	17%
CREDIT AGRICOLE S.A.	474	31	506	304	17%
BANQUE FEDERATIVE DU CREDIT MUTUEL		399	399	199	13%
STATE OF BRANDENBURG	390		390		13%
HSBC BANK PLC		387	387	77	13%
EUROPEAN INVESTMENT BANK		366	366		12%
COOPERATIEVE RABOBANK UA	50	312	362	82	12%
LLOYDS BANK PLC.		350	350	175	12%
POWSZECHNA KASA OSZCZEDNOSCI BANK	307		307	179	10%
KBC BANK (SA) NV	164	140	304	207	10%

Total	2,876	2,777	5,653	2,323

			In million euros
	2016
Counterparty	Loans (a)	Financial operations (b)	Total Exposure (a) + (b)	Risk weighted assets	Exposure in % of Equity
BPCE	409	229	639	319	22%
CREDIT AGRICOLE S.A.	556	69	625	313	22%
SOCIETE GENERALE	454	157	611	305	21%
LA REGION WALLONNE	520		520	104	18%
BNP PARIBAS	32	476	508	254	18%
CREDIT SUISSE AG		432	432	216	15%
LLOYDS BANK PLC.		425	425	213	15%
HSBC BANK PLC		389	389	78	14%
EUROPEAN INVESTMENT BANK		370	370		13%
STANDARD CHARTERED BANK		350	350	175	12%
KBC BANK (SA) NV	211	129	340	170	12%
POWSZECHNA KASA OSZCZEDNOSCI BANK	337		337	169	12%
COOPERATIEVE RABOBANK UA		335	335	67	12%
UNICREDIT S.P.A.	321		321	161	11%
REGION OF FLANDERS	308		308		11%

Total	3,149	3,362	6,512	2,543

•	Loans reported after CRM (without collateral) at nominal value and excluding accrued interest

•	“Financial operations” include Securities, Money market, nostro, swap NPV and Swap add-on

FINANCIAL STATEMENTS 2017

•	CEB’s exposure to Public sector[1]

The following table displays the breakdown of the exposure to public sector counterparties by type of exposure (loans, securities).

				In million euros
		2017			2016
	Loans	Securities	Total	Loans	Securities	Total
EU countries
France	417	1,725	2,142	463	1,555	2,017
Spain	1,445	207	1,652	1,432	221	1,654
Belgium	850	10	860	906	10	916
Germany	768	393	1,161	530	262	792
Cyprus	521		521	548		548
Portugal	221		221	209		209
Finland	282	76	358	210	76	286
Italy	164	150	314	158	409	567
Lithuania	188		188	164		164
Ireland	209		209	184		184
Slovak Republic	406		406	368		368
Austria[2]		88	88		89	89
Luxembourg		42	42		42	42
Slovenia	27		27	35		35
Malta	8		8	18		18
Latvia	19		19	23		23
Estonia	14		14	17		17
Netherlands	111	259	371	62		62

Sub-total eurozone (a)	5,649	2,950	8,599	5,326	2,663	7,989

Others
Poland	954		954	1,004		1,004
Hungary	669		669	868		868
Romania	679		679	764		764
Croatia	338		338	338		338
Denmark	47		47	160		160
Sweden	56	8	64	56	8	64
Czech Republic	17	46	63	22		22
Bulgaria	173		173	73		73

Sub-total others (b)	2,933	54	2,986	3,284	8	3,292

Total EU countries (a) + (b)	8,582	3,004	11,585	8,610	2,671	11,281

Non EU countries
Turkey	1,358		1,358	1,338		1,338
Albania	96		96	98		98
Serbia	96		96	68		68
“the former Yugoslav Republic of Macedonia”	89		89	71		71
Bosnia and Herzegovina	49		49	41		41
New Zealand		38	38
Moldova (Republic of)	29		29	27		27
Montenegro	21		21	18		18
Iceland	11		11	9		9

Sub-total non EU Countries (c)	1,748	38	1,785	1,669		1,669

Supranational Institutions	1	746	747	16	674	689

Sub-total Supranationals (d)	1	746	747	16	674	689

Total (a)+(b)+(c)+(d)	10,330	3,787	14,117	10,295	3,345	13,640

•	Loans reported at nominal value and excluding accrued interest

•	Securities reported at nominal value and excluding accrued interest

[1]	Public sector includes States, Regional and Local authorities, State financial institutions, Special financial institutions
[2]	Non CEB member state: guarantee and collaterals received on loan

FINANCIAL STATEMENTS 2017

2. Market and liquidity risks

2.1. Market and liquidity risk management principles

In a context of rising regulatory expectations and historically low levels of interest rates, the new financial and risk policy adopted in June 2016 has been updated in September 2017 to further diversify investment opportunities and be able to optimise short-term treasury management while still maintaining a prudent approach.

INTEREST RATE RISK

Interest-rate risk is defined as the exposure of the Bank’s Economic Value or results to adverse movements in interest rates. Exposure to interest-rate risk occurs when there is asymmetry over time between rate types for uses (loans, securities and deposits) and resources (borrowings), and their reset frequencies.

The CEB’s ALM strategy is to maintain a sustainable revenue profile as well as to limit the volatility of the Bank’s Economic Value. The CEB has chosen to privilege the revenue profile in view of the constraint of self-financing the CEB’s growth.

Since the adoption of the new financial and risk policy in June 2016, the Bank has increased the flexibility of its balance-sheet management by diversifying the categories of fixed-rate assets in which fixed-rate liabilities are invested.

The Bank has thus extended the range of products in which its own funds are invested to include the category of fixed-rate loans (in addition to fixed-rate long-term securities). It also took advantage of this opportunity to adjust its own funds duration objective.

Apart from the duration target for own funds, the Bank ensures that the mismatches between assets and liabilities in terms of volume, currency and interest-rate characteristics, remain within prudent limits. The Bank takes recourse to natural hedges whenever possible and, if necessary, uses derivative products, mainly interest rate and currency swaps, only for hedging purposes.

In line with Basel Committee recommendations, the Bank has defined indicators and set limits to measure the impact of interest-rate changes on both its earnings and Economic Value. The main indicators are the gap analysis (Interest-Rate and Index Gaps), the Economic Value Sensitivity and the Earnings Sensitivity.

Interest-Rate Gap

The Interest-Rate Gap measures the CEB’s static exposure to interest rate risk.

Index Gap

The Index Gap measures the rate frequency mismatch between assets and liabilities of different maturities. The Bank uses the Index Gap mainly to monitor exposure to a distortion of one maturity against the others, mainly the Eur3M against the Eur6M, which may adversely impact the Economic Value and Earnings Sensitivity.

Economic Value Sensitivity

Economic Value is defined as the Net Present Value of expected cash-flows on all assets, liabilities and off-balance-sheet items, including own funds.

The Economic Value Sensitivity measures the deviation between the assumed structural interest-rate risk defined by the duration of own funds and the real interest-rate risk of the balance sheet.

Stress scenarios apply a parallel shock of +/-10bps, +/- 100bps and +/-200bps on the curves or a change in the shape of the curve (twist).

The Economic Value Sensitivity to a shock of +/-10bps is limited to 0.5% of own funds. At 31 December 2017, it amounted to €-5.2 million.

Earnings Sensitivity

The Bank assesses the volatility of its earnings due to adverse movements in market rates on a dynamic basis, over the twelve forthcoming months.

Dynamic hypotheses replicate the characteristics of stocks, integrating the seasonality effects whenever necessary.

Stress scenarios are defined by applying parallel shocks on the market interest-rate curves.

FINANCIAL STATEMENTS 2017

The sensitivity of the Bank’s earnings is limited to 0.08% of own funds for a +/-10bps change in interest rates.

	In thousand euros
	Parallel translation + 10 bps	Parallel translation + 100 bps
Sensitivity of the forecast Net Interest Margin as at 31/12/2017	(1,134)	(4,205)

Breakdown of assets, liabilities and off-balance-sheet items by interest-rate type at 31 December 2017

The table below shows the CEB’s overall balance-sheet operations. It provides a static view of interest-rate risk and its hedging, as at the end-date of the accounting period, through a breakdown of assets and liabilities by interest-rate type (fixed rate and variable rate). It also outlines the effect of interest rate risk hedging.

							In thousand euros
31 December 2017	Before hedging			Hedging instruments			After hedging
Interest rate type	Outstanding	Accrued interest	Total	Outstanding	Accrued interest	Total	Outstanding	Accrued interest	Total
Assets
Fixed rate	15,873,704	81,722	15,955,426	(7,502,565)	116,678	(7,385,887)	8,371,139	198,400	8,569,539
Scheduled outstanding	14,137,157	81,722	14,218,879	(7,502,565)	116,678	(7,385,887)	6,634,592	198,400	6,832,992
Non scheduled outstanding	1,736,547		1,736,547				1,736,547		1,736,547
Variable rate	7,744,586	3,137	7,747,723	7,471,402	9,617	7,481,019	15,215,988	12,754	15,228,742
Scheduled outstanding	7,506,886	3,201	7,510,087	7,471,402	9,617	7,481,019	14,978,288	12,818	14,991,106
Non scheduled outstanding	237,700	(64)	237,636				237,700	(64)	237,636

Total assets	23,618,290	84,859	23,703,149	(31,163)	126,295	95,132	23,587,127	211,154	23,798,281

Liabilities
Fixed rate	(22,708,943)	(117,115)	(22,826,058)	17,692,081	(47,367)	17,644,714	(5,016,862)	(164,482)	(5,181,344)
Scheduled outstanding	(18,192,081)	(117,115)	(18,309,196)	17,692,081	(47,367)	17,644,714	(500,000)	(164,482)	(664,482)
Non scheduled outstanding	(4,516,862)		(4,516,862)				(4,516,862)		(4,516,862)
Variable rate	(607,025)	69	(606,956)	(18,007,467)	(2,514)	(18,009,981)	(18,614,492)	(2,445)	(18,616,937)
Scheduled outstanding	(123,732)		(123,732)	(18,007,467)	(2,514)	(18,009,981)	(18,131,199)	(2,514)	(18,133,713)
Non scheduled outstanding	(483,293)	69	(483,224)				(483,293)	69	(483,224)

Total liabilities	(23,315,968)	(117,046)	(23,433,014)	(315,386)	(49,881)	(365,267)	(23,631,354)	(166,927)	(23,798,281)

At 31 December 2017, the outstanding fixed-rate assets before hedging amounted to € 15 874 million; hedging instruments allowed the exposure to drop to € 8 371 million.

This exposure of € 8 371 million after hedging was made up of:

•	scheduled outstandings (€ 6 635 million), mainly short-term deposits (€ 2 051 million), insensitive to variations in market rates and considered as fixed rate, the fixed-rate long-term portfolio (€ 2 231 million), the fixed-rate short-term portfolio (€ 1 519 million) and unhedged fixed-rate loans (€ 772 million)

•	non-scheduled outstandings (€ 1 736 million), in particular swap valuations that, by nature, cannot be covered, and nostri.

Reciprocally, the fixed-rate liability exposure of € 22 709 million before hedging was reduced to € 5 017 million after hedging.

This exposure of € 5 017 million after hedging was made up of:

•	scheduled outstandings (€ 500 million), made up of a 7-year € 500 million fixed-rate borrowing,

•	non-scheduled outstandings (€ 4 517 million), composed mainly of available equity, the Social Dividend Account and the provision for pension commitments (€ 3 223 million), swap valuations (€ 753 million) and borrowing valuations (€ 385 million) that, by nature, cannot be covered.

The difference between fixed-rate assets and fixed-rate liabilities after hedging amounted to € 3 388 million, mainly made up of short-term assets with low duration (short-term deposits, short-term fixed-rate securities, nostri). Their low duration expose them only slightly to interest-rate risk.

FINANCIAL STATEMENTS 2017

FOREIGN EXCHANGE RISK

The foreign exchange (FX) risk is the potential loss on on-and off-balance sheet positions arising from unfavourable movements in FX rates. The FX risk is minimal as the Bank maintains very small positions in foreign currencies.

The Bank uses natural hedging whenever possible. It resorts to derivative products only for hedging purposes.

On a monthly basis, the Bank resorts to spot currency purchases or sales when the residual foreign currency position in a given currency exceeds the counter-value of € 1 million.

The Bank ensures that its daily exposure per currency does not exceed the defined foreign currency thresholds.

								In thousand euros
Breakdown by currency	Assets	Liabilities	Derivative Instruments	Net position 2017	Assets	Liabilities	Derivative Instruments	Net position 2016
Pound Sterling	105,321	2,137,700	2,033,262	883	112,183	1,543,577	1,431,423	29
US Dollar	164,599	6,695,384	6,531,598	813	306,042	8,760,347	8,454,768	463
Japanese Yen	7,312	37,411	30,813	714	12,012	40,935	29,726	803
Swiss franc	59,042	344,198	285,786	630	85,875	375,078	289,698	495
Other currencies	1,005,703	629,257	(375,893)	553	920,873	671,738	(248,784)	351

Total	1,341,977	9,843,950	8,505,566	3,593	1,436,985	11,391,675	9,956,831	2,141

The table above shows that, after taking hedging instruments into account, residual FX exposure is not significant.

LIQUIDITY RISK

Liquidity management plays a crucial role in safeguarding financial flexibility, especially when adverse market conditions make access to long-term funds difficult or impossible.

Liquidity management ensures that the Bank is able to meet its payment obligations in full and in a timely manner whenever they become due. This is particularly important because unlike commercial banks the CEB does not hold any deposits for clients, and does not have access to refinancing by the Central Bank.

As a general prudent objective, the Bank maintains sufficient liquidity to be able to withstand potential periods of no access to the market and still continues its activity even under extreme market conditions.

The CEB’s liquidity risk tolerance is transposed into comprehensive risk indicators and supported by adequate limits. The main indicators are the following:

1. The self-sufficiency period, i.e. the time period during which the Bank is able to fulfil its stressed expected net cash outflows stemming from ongoing business operations without access to the market and without sale/repoing of its available liquid assets in the market.

2. The survival horizon, i.e. the time period during which the Bank is able to fulfil its stressed expected net cash outflows stemming from ongoing business operations without access to the market but including the sale/repoing of its available stressed liquid assets in the market.

Stress tests carried out on the liquidity curve take into account the absence of opportunities for refinancing, credit risk haircuts on loans and securities representing the default probability of a given counterparty, based on credit ratings and maturities, liquidity risk haircuts on securities which materialise a valuation risk and take into account rating, maturity and economic sector.

3. The level of the Bank’s short-term liquidity must comply with a prudential short-term liquidity ratio (see prudential ratios).

Furthermore, by estimating variations in its liquidity indicators according to different funding scenarios, the Bank defines its refinancing program in terms of volume and maturities.

FINANCIAL STATEMENTS 2017

Balance sheet position by maturity

The balance sheet structure by maturity at 31 December 2017 and 31 December 2016 is shown below:

						In thousand euros
	Current outstanding			Non-current outstanding
31 December 2017	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years	Total
Assets
Cash in hand, balances with central banks	539,482					539,482
Available-for-sale financial assets	687,092	515,452	654,887	841,387	1,003,358	3,702,176
Loans and advances to credit institutions and to customers
Loans	52,380	140,052	1,826,486	7,445,594	5,196,351	14,660,864
Advances	519,569	718,508	823,125			2,061,203
Financial assets held to maturity	5,620	56,714	63,615	917,720	1,699,541	2,743,211
Deposits of guarantees paid	237,636					237,636

Sub-total of assets	2,041,779	1,430,727	3,368,113	9,204,702	7,899,250	23,944,571
Liabilities
Amounts owed to credit institutions and to customers	130,489	6,667	6,667	53,333	13,333	210,489
Debt securities in issue	7,817	1,080,604	3,694,092	10,291,384	4,175,829	19,249,727
Deposits of guarantees received	352,735					352,735
Social Dividend Account	59,116					59,116

Sub-total of liabilities	550,157	1,087,271	3,700,759	10,344,718	4,189,163	19,872,067
Off-balance sheet
Financing commitments	(132,100)	(708,000)	(1,190,000)	(2,282,997)	(698,069)	(5,011,166)
Term financial instruments
To be received	61,804	1,122,495	2,306,677	7,830,812	944,748	12,266,536
To be paid	(61,184)	(997,210)	(2,120,546)	(8,050,556)	(1,057,080)	(12,286,575)

Sub-total of off-balance sheet	(131,479)	(582,715)	(1,003,869)	(2,502,740)	(810,401)	(5,031,205)

Total by maturity 2017	1,360,142	(239,259)	(1,336,515)	(3,642,756)	2,899,687	(958,701)

						In thousand euros
	Current outstanding			Non-current outstanding
31 December 2016	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years	Total
Assets
Cash in hand, balances with central banks	648,960					648,960
Available-for-sale financial assets	816,163	790,182	562,231	812,950	612,748	3,594,274
Loans and advances to credit institutions and to customers
Loans	92,106	102,902	2,088,607	6,981,830	5,367,045	14,632,491
Advances	369,654	609,184	1,448,069			2,426,907
Financial assets held to maturity	131,920	9,602	176,503	864,281	1,878,930	3,061,235

Sub-total of assets	2,058,804	1,511,869	4,275,410	8,659,061	7,858,723	24,363,867
Liabilities
Amounts owed to credit institutions and to customers	85,203	6,667	6,667	53,333	26,667	178,536
Debt securities in issue		996,660	2,326,362	12,445,763	4,746,446	20,515,232
Deposits of guarantees received	1,371,008					1,371,008
Social Dividend Account	63,143					63,143

Sub-total of liabilities	1,519,354	1,003,327	2,333,029	12,499,097	4,773,113	22,127,919
Off-balance sheet
Financing commitments	(120,850)	(469,800)	(1,279,350)	(1,737,323)	(565,135)	(4,172,458)
Term financial instruments
To be received	107,647	1,034,877	2,529,156	9,366,785	1,092,562	14,131,028
To be paid	(124,625)	(801,667)	(1,943,781)	(8,346,221)	(1,131,976)	(12,348,270)

Sub-total of off-balance sheet	(137,827)	(236,589)	(693,974)	(716,759)	(604,550)	(2,389,700)

Total by maturity 2016	401,623	271,953	1,248,407	(4,556,795)	2,481,061	(153,751)

Each term financial instrument contract is simultaneously presented in the line “To be received” and in the line “To be paid” in the case of foreign exchange or currency swaps.

FINANCIAL STATEMENTS 2017

3. Operational risk

The CEB implemented an Operational Risk Management Policy to codify its approach to identifying, measuring, controlling, and reporting operational risks. This document lays down sound practices to ensure that operational risk is managed in an effective and consistent manner across the CEB.

The operational risk is defined as the risk of potential loss resulting from inadequate or failed internal processes, people and systems or from external events and includes legal risk. Moreover, the CEB takes into account reputational risks linked to its activities.

By deliberately choosing to apply Basel Committee recommendations and best practices, the Bank is committed to constantly assessing its operational risk and to implementing the appropriate mitigating measures.

The operational risk framework of the CEB is reviewed and approved at the meetings of the semi-annual Committee for Operational Risks and Organisation (CORO). Chaired by the Governor and composed of the Senior Management, the CORO sets acceptable levels for the operational risks run by the CEB and ensures that Directors take the necessary steps to monitor and control these risks within their respective Directorates. The operational risk capital charge is calculated and presented in the quarterly risk management report.

In close cooperation with the various business lines, the Operational Risk Department is in charge of coordinating the day-to-day management of operational risks. The whole framework is centrally and electronically managed: the risks and their evaluation follow a predefined methodology, risk mitigation measures and action plans. The collection of operational risk incidents, including “near misses”, is also integrated in order to ensure the effectiveness of the control framework and to complete the risk mapping and assessment.

In 2017, the Operational Risk Department has fully implemented the permanent internal control framework with the purpose of ensuring that it is always adequate in terms of design and effectiveness. Now fully operational, each Directorate reports on an annual basis on the efficiency of its respective permanent control environment after performing tests on key controls covering the main risks. The results are reported to the CORO.

The Operational Risk Department is also responsible for the modelling of all procedures, in collaboration with the business lines, in order to design a procedure and control map. A dedicated intranet site was implemented to give access to all procedures to all staff.

To hedge against disruption of its business activities, the CEB has a Business Continuity Plan (BCP) in place. This plan comprises a crisis management plan and an underlying technical framework, including data centres, emergency dealing room, user back-up positions, telecommuting solutions, and business line specific plans.

In the calculation of capital requirements, the CEB adopted the Basic Indicator Approach (proposed under Basel II). The Bank calculates this capital charge on the basis of the average net banking income over the previous three years. This charge is compared to prudential equity.

At 31 December 2017, the operational risk capital charge amounted to € 24.4 million, stable compared to € 24.8 million at 31 December 2016

4. Prudential framework

Further to the entry into force of the new Financial & Risk Policy in 2016, two changes have been approved by the Administrative Council in 2017 on the following ratios of the prudential framework:

•	Minimum Internal Rating: reduction from 8.0 (A+) to 7.0 (A-) for investment in securities with a remaining maturity below 2 years

•	Treasury Assets Ratio: increase of its limit from 4 to 5

The ratios and indicators are organised around six main areas: capital, leverage, liquidity, market credit risk, interest rate risk and foreign exchange rate risk.

Capital

•	Capital Adequacy Ratio (CAR) measures, under the Standardised Approach, the Bank’s prudential equity versus total Risk-Weighted Assets (RWA). The Bank defines and monitors this ratio to ensure that it holds sufficient capital to absorb unexpected losses embedded in its operations arising from credit, market and operational risks. This ratio is calculated as follows:

Capital adequacy ratio =	Prudential equity
Risk-weighted assets

- Prudential equity: paid-in capital, reserves and net profit
- Risk-weighted assets: S [Exposure at Default x risk-weighted factor]

The CAR stood at 29.2% at the end of 2017 (2016: 26.7%), owing to a decrease in RWA in the finance activity, while RWA in the loan activity remained broadly stable, in addition to the profit generated increase in equity.

FINANCIAL STATEMENTS 2017

The actual floor for this ratio is set at 10.5% of CEB’s RWA. Credit risk for the bulk of capital requirements stands at 95.3%, split between credit risk in the loan portfolio, i.e. 82.5%, and credit risk in finance operations, i.e. 12.8%.

•	Gearing Ratio (GR) is the ratio of loans outstanding after swap and guarantees to own funds and establishes a volume ceiling (instead of a risk ceiling) to the Bank’s loan activity. This ratio is primarily intended to provide a benchmark to other multilateral development banks’ volume of loans.

Outstanding loans after swaps and guarantees
Gearing ratio =	Own funds

- Own funds: subscribed capital, reserves and net profit

For a ceiling of 2.5 times own funds, the Bank could lend up to € 19.6 billion. The ratio stood at 1.76 at the end of 2017 compared to 1.77 at the end of 2016 due to a mild increase in the loan portfolio and by an equivalent development in own funds.

Leverage

•	Indebtedness Ratio (IR) compares total debt outstanding after swap to prudential equity (Ep). Total debt outstanding includes debt evidenced by a security after swap, ECPs, bank advances and term deposit accounts, collaterals excluded. The limit is fixed at 10 times Ep, i.e. € 29.8 billion. The ratio stands at 6.25 at the end of 2017 (2016: 6.30), in line with the slight increase in debt after swap since the beginning of 2017, offset by the profit generated increase in equity.

•	Treasury Asset Ratio (TAR) compares total financial assets after swap to prudential equity. Total financial assets comprise the outstanding amounts in the securities portfolios (long-term, mid-term and short-term) after swap, bank deposits, repos and “nostro” accounts, collaterals excluded. The limit is fixed at 5 times the CEB’s prudential equity, i.e. € 14.9 billion. The ratio stood at 2.78 at 31 December 2017, up from 2.66 at 31 December 2016, owing to more fluctuating treasury assets despite a steady increase in equity.

Liquidity

•	Short-Term Liquidity Ratios measure the Bank’s capacity to handle its net liquidity requirements over an extended market disruption or economic downturn at different periods of time. The analysis of potential “liquidity gaps” between sources[1] (liquid assets) and uses[2] (liquidity requirements) of cash is done on a forward-looking basis over different periods: one, three, six and twelve months, and thereafter stressed for adverse market and economic conditions by applying risk haircuts depending on the asset class, rating and maturity. The minimum level of liquid assets is set at 100% of net liquidity requirements for each timeframe.

At 31 December 2017, the short-term liquidity ratio stood as follows: 665% for a one-month period (2016: 601%), 229% for a three-month period (2016: 219%), 160% for a six-month period (2016: 149%) and 114% for the one-year period (2016: 153%).

•	Self-Sufficiency Period measures the time period during which the Bank is able to fulfil its stressed expected net cash outflows without access to the market for new funding and without the sale-repoing of assets. The floor is set out at > 6 months. The indicator reached 9 months at 31 December 2017, compared to 14 months at 31 December 2016.

Market Credit Risk

•	Minimum Internal Rating defines the minimum rating at purchase date under which the Bank may enter into transactions with issuers, obligors and counterparties. The Bank’s Minimum Internal Rating for short-term investments is > 7.0 (A-)[3] and for long-term investments is > 8.0 (A+)[4]. As of 31 December 2017 there were no counterparties/transactions at minimum rating below the defined threshold at purchase date, as at 31 December 2016.

Interest Rate Risk

•	Economic Value Sensitivity measures the change in the economic value of the Bank, including own funds (market risk (MR))[5] due to an interest rate shock of +/- 10 basis points. Its absolute value is fixed at < 0.5% of own funds (MR), i.e. € 16.2 million. The Economic Value Sensitivity was € 5.2 million at 31 December 2017 compared to € 8.8 million for an absolute value of € 15.5 million at 31 December 2016, therefore within its fixed limits.

Foreign Exchange Rate Risk

•	Spot Net Open Position[6] measures the total asset amount minus total liability amount in a foreign currency, including both on-and off-balance sheet positions. Its absolute value is fixed at < € 1 million per currency. The spot net open position in each currency was below the approved limit at 31 December 2017, as at 31 December 2016.

[1]	Sources of cash: drawdown of unrestricted cash and short-term inter-bank placements, repayment or sale of unencumbered high quality liquid securities and repayment of loans
[2]	Uses of cash: issue repayments, financing commitments disbursements and requirements to give back cash received as collateral on derivatives (collateral amounts)
[3]	For maturities below 3 months, the minimum internal rating may be 6.0 (BBB) for sovereign bonds and 6.5 (BBB+) for short-term bonds and deposits
[4]	For maturities up to 2 years, the minimum internal rating is 7.0 (A-) for bonds issued by sovereigns, sub-sovereigns, agencies, supranationals and financial institutions
[5]	Own funds (MR) : paid-in capital, reserves, net profit, amount on the Social Dividend Account, provisions for post-employment benefits
[6]	At the end of the month

FINANCIAL STATEMENTS 2017

NOTE C - Financial instruments at fair value through profit or loss and hedging derivative instruments

All the Bank’s micro-hedging financial derivative instruments for which the hedging relationship is not recognised by IAS 39 are recorded under the balance sheet headings “Financial assets at fair value through profit or loss” or “Financial liabilities at fair value through profit or loss”.

All the Bank’s micro-hedging operations recognised under IAS 39 are fair value hedges and are recorded in the balance sheet under the heading “Hedging derivative instruments”. These operations hedge the fair value of the fixed rate financial assets and liabilities (loans, available-for-sale assets, debt securities in issue).

Term financial instruments comprise interest rate, currency and forward exchange swaps. They are valued with a method referring to valuation techniques using observable parameters.

Following the application of IFRS 13 “Fair value measurement” the CEB adjusted its valuation methods related to:

•	credit risk of the counterparty within the fair value of derivative financial assets (Credit Valuation Adjustment – CVA);

•	its own credit risk within the valuation of derivative financial liabilities (Debit Valuation Adjustment – DVA);

•	its own credit risk within the valuation of debt securities in issue (Own Credit Adjustment – OCA).

At 31 December 2017, the CEB recorded a fair value adjustment of derivative instruments in the amount of € 643 thousand under assets for the DVA (31 December 2016: € 959 thousand) and of € 772 thousand under liabilities for the CVA (31 December 2016: € 1 339 thousand). These adjustments are recorded by counterparty of income statement. None of the debt securities in issue being accounted for at market value, the OCA amount equals to zero.

The following table represents the fair value of these financial instruments.

		In thousand euros
31 December 2017	Positive market value	Negative market value
Financial instruments at fair value through profit or loss
Interest rate derivative instruments	9,458	(173)
Foreign exchange derivative instruments	313,371	(649,661)
Value adjustment for own credit risk (Debit Valuation Adjustment - DVA)	643
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)		(772)

Total	323,472	(650,606)

Hedging derivative instruments
Interest rate derivative instruments	546,904	(387,212)
Foreign exchange derivative instruments	134,093	(90,862)

Total	680,997	(478,074)

		In thousand euros
31 December 2016	Positive market value	Negative market value
Financial instruments at fair value through profit or loss
Interest rate derivative instruments	9,769	(195)
Foreign exchange derivative instruments	1,469,318	(251,487)
Value adjustment for own credit risk (Debit Valuation Adjustment - DVA)	959
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)		(1,339)

Total	1,480,046	(253,021)

Hedging derivative instruments
Interest rate derivative instruments	672,905	(511,271)
Foreign exchange derivative instruments	222,550	(109,512)

Total	895,455	(620,783)

FINANCIAL STATEMENTS 2017

NOTE D - Financial assets and liabilities

Financial assets and liabilities are presented in the table below according to their accounting valuation rules and their fair values.

					In thousand euros
31 December 2017	At fair value through profit or loss	At fair value through equity	At amortised cost	Carrying value	Fair value

Assets
Cash in hand, balances with central banks			539,482	539,482	539,482
Financial assets at fair value through profit or loss	323,472			323,472	323,472
Hedging derivative instruments	680,997			680,997	680,997
Available-for-sale financial assets		3,638,764		3,638,764	3,638,764
Loans and advances to credit institutions and to customers			16,119,134	16,119,134	16,119,134
Financial assets held to maturity			2,199,945	2,199,945	2,596,019

Total financial assets	1,004,469	3,638,764	18,858,561	23,501,794	23,897,868

Liabilites
Financial liabilities at fair value through profit or loss	650,606			650,606	650,606
Hedging derivative instruments	478,074			478,074	478,074
Amounts owed to credit institutions and to customers			210,489	210,489	210,489
Debt securities in issue			18,835,438	18,835,438	18,993,893
Social Dividend Account			59,116	59,116	59,116

Total financial liabilities	1,128,680		19,105,043	20,233,723	20,392,178

					In thousand euros
31 December 2016	At fair value through profit or loss	At fair value through equity	At amortised cost	Carrying value	Fair value

Assets
Cash in hand, balances with central banks			648,960	648,960	648,960
Financial assets at fair value through profit or loss	1,480,046			1,480,046	1,480,046
Hedging derivative instruments	895,455			895,455	895,455
Available-for-sale financial assets		3,554,497		3,554,497	3,554,497
Loans and advances to credit institutions and to customers			16,521,883	16,521,883	16,521,883
Financial assets held to maturity			2,447,790	2,447,790	2,924,049

Total financial assets	2,375,501	3,554,497	19,618,633	25,548,631	26,024,890

Liabilites
Financial liabilities at fair value through profit or loss	253,021			253,021	253,021
Hedging derivative instruments	620,783			620,783	620,783
Amounts owed to credit institutions and to customers			178,536	178,536	178,536
Debt securities in issue			20,063,689	20,063,689	20,223,855
Social Dividend Account			63,143	63,143	63,143

Total financial liabilities	873,804		20,305,368	21,179,172	21,339,338

None of the securities classified under the available-for-sale financial assets or financial assets held to maturity categories has been pledged in 2017 and 2016.

FINANCIAL STATEMENTS 2017

NOTE E - Market value measurement of financial instruments

Following the application of IFRS 13 “Fair value measurement”, the CEB adjusted its risk valuation methods by including counterparty risk (CVA) and its own credit risk (DVA and OCA), as mentioned in Note C.

The Bank’s financial assets and liabilities are grouped in a three-level hierarchy reflecting the reliability of their valuation basis.

Level 1: liquid assets and liabilities as well as financial instruments with quoted price in active markets.

Level 2: financial instruments measured using valuation techniques based on observable parameters.

Level 3: financial instruments measured using valuation techniques that include unobservable parameters. This level includes:

•	debt securities in issue containing embedded derivatives in level 3, for which there is no market price available. They were valued at par.

•	derivative instruments covering structured issues whose valuation requires complex models and is notably sensitive to unobservable market data.

•	loans whose conditions for disbursements are equivalent to those applied by other supranational financial institutions. Given its preferred creditor status, the Bank does not sell this type of receivables. Furthermore, changes in market rates have very little impact on the fair value of these operations as the majority of loans are at variable interest rate (including hedging transactions). The Bank therefore estimates that the fair value of these assets corresponds to their net carrying value.

Financial instruments, measured at their fair values, are presented in the table below:

				In thousand euros
31 December 2017	Level 1	Level 2	Level 3	Total
Assets
Cash in hand, balances with central banks	539,482			539,482
Financial assets at fair value through profit or loss		323,472		323,472
Hedging derivative instruments		680,997		680,997
Available-for-sale financial assets	2,342,677	1,296,087		3,638,764
Loans and advances to credit institutions and to customers			16,119,134	16,119,134
Financial assets held to maturity	2,588,720	7,299		2,596,019

Total financial assets	5,470,879	2,307,855	16,119,134	23,897,868

Liabilities
Financial liabilities at fair value through profit or loss		650,606		650,606
Hedging derivative instruments		478,074		478,074
Amounts owed to credit institutions and to customers	130,489	80,000		210,489
Debt securities in issue	18,211,302	782,591		18,993,893
Social Dividend Account	59,116			59,116

Total financial liabilities	18,400,907	1,991,271		20,392,178

				In thousand euros
31 December 2016	Level 1	Level 2	Level 3	Total
Assets
Cash in hand, balances with central banks	648,960			648,960
Financial assets at fair value through profit or loss		1,480,046		1,480,046
Hedging derivative instruments		895,455		895,455
Available-for-sale financial assets	2,740,181	814,316		3,554,497
Loans and advances to credit institutions and to customers			16,521,883	16,521,883
Financial assets held to maturity	2,916,416	7,633		2,924,049

Total financial assets	6,305,557	3,197,450	16,521,883	26,024,890

Liabilities
Financial liabilities at fair value through profit or loss		253,021		253,021
Hedging derivative instruments		620,783		620,783
Amounts owed to credit institutions and to customers	85,203	93,333		178,536
Debt securities in issue	19,441,365	782,490		20,223,855
Social Dividend Account	63,143			63,143

Total financial liabilities	19,589,711	1,749,627		21,339,338

FINANCIAL STATEMENTS 2017

NOTE F - Offsetting financial assets and financial liabilities

At 31 December 2017, no operation was subject to offsetting in the balance sheet of the CEB. The Bank has no offsetting agreements meeting the criteria of the amendment to IAS 32.

The following table presents net amounts of financial assets and liabilities, as well as their net amounts after taking into account transactions under framework agreements (cash deposits or securities received under collateral agreements on swaps and loans), as required by the amendment to IFRS 7.

				In thousand euros
31 December 2017	Net amounts of financial assets and liabilities	Cash given / received as collateral	Securities received as collateral	Net amounts
Assets
Loans	14,056,570		(600,490)	13,456,080
Derivative instruments	1,004,469	(352,804)	(81,280)	570,385
Deposits of guarantees given	237,636	(237,700)		(64)
Other assets not subject to offsetting	8,499,606			8,499,606

Total assets	23,798,281	(590,504)	(681,770)	22,526,007

Liabilities
Derivative instruments	1,128,680	(237,700)		890,980
Deposits of guarantees received	352,735	(352,804)		(69)
Other liabilities not subject to offsetting	19,350,052			19,350,052

Total liabilities	20,831,467	(590,504)		20,240,963

				In thousand euros
31 December 2016	Net amounts of financial assets and liabilities	Cash given / received as collateral	Securities received as collateral	Net amounts
Assets
Loans	14,093,830		(761,688)	13,332,142
Derivative instruments	2,375,501	(1,371,200)	(216,022)	788,279
Other assets not subject to offsetting	9,133,434			9,133,434

Total assets	25,602,765	(1,371,200)	(977,710)	23,253,855

Liabilities
Derivative instruments	873,804			873,804
Deposits of guarantees received	1,371,008	(1,371,200)		(192)
Other liabilities not subject to offsetting	20,546,052			20,546,052

Total liabilities	22,790,864	(1,371,200)		21,419,664

FINANCIAL STATEMENTS 2017

NOTE G - Loans and advances to credit institutions and to customers

This heading covers loans to credit institutions and to customers as well as deposits to credit institutions.

		In thousand euros
Breakdown of loans by category of borrower	31/12/2017	31/12/2016

Loans to credit institutions
Loans	8,043,194	7,974,462
Interest receivable	14,837	15,242
Sub-total	8,058,031	7,989,704

Loans to customers
Loans	5,748,958	5,740,469
Interest receivable	21,339	22,207

Sub-total	5,770,297	5,762,676

Value adjustment of loans hedged by derivative instruments	228,242	341,450

Total loans	14,056,570	14,093,830

Other advances
Advances repayable on demand	14,066	6,474
Advances with agreed maturity dates or periods of notice	2,050,834	2,423,243

Sub-total	2,064,900	2,429,717

Interest receivable	(2,336)	(1,664)

Total other advances	2,062,564	2,428,053

At 31 December 2017, loans are guaranteed up to the amount of € 6.7 billion (31 December 2016: € 6.2 billion). These guarantees could be either in the form of securities or signed commitments.

FINANCIAL STATEMENTS 2017

Loans outstanding and financing commitments by country

The breakdown of outstanding loans and financing commitments by borrowers’ country location, whether subsidised or not by the Social Dividend Account, is included in the table below.

						In thousand euros
	Outstanding				Financing commitments
Breakdown by borrowers’ country location	31/12/2017%		31/12/2016%		31/12/2017	31/12/2016

Spain	2,032,224	14.73	1,907,831	13.91	314,500	129,000
Poland	1,806,788	13.10	1,743,824	12.71	625,427	461,360
Turkey	1,429,418	10.36	1,434,491	10.46	370,000	179,289
France	1,347,444	9.77	1,475,798	10.76	325,160	444,930
Belgium	850,068	6.16	867,688	6.33	100,000	130,000
Germany (1)	768,100	5.57	530,077	3.86	563,849	625,000
Romania	744,389	5.40	811,911	5.92	297,923	348,889
Hungary	668,506	4.85	868,866	6.34	30,150	86,600
Slovak Republic	599,145	4.34	587,700	4.29	219,000	204,500
Cyprus	520,720	3.78	548,152	4.00	133,049	156,049
Czech Republic	435,561	3.16	378,287	2.76	225,000	95,000
Finland	338,194	2.45	287,306	2.09	60,000	150,000
Croatia	337,857	2.45	337,516	2.46	94,764	34,030
Italy (2)	241,941	1.75	305,670	2.23		75,000
Portugal	220,966	1.60	233,746	1.70	159,000	84,000
Ireland	208,774	1.51	184,205	1.34	255,000	285,000
Bulgaria	196,248	1.42	107,142	0.78	200,000	122,500
Lithuania	187,916	1.36	165,698	1.21	65,000	60,000
Serbia	130,811	0.95	108,256	0.79	80,910	117,911
Iceland	117,583	0.85	155,141	1.13	5,000
“the former Yugoslav Republic of Macedonia”	101,024	0.73	81,899	0.60	148,858	163,580
Albania	96,187	0.70	97,834	0.71	34,380	42,980
Slovenia	88,222	0.64	87,604	0.64	10,000	40,000
Bosnia and Herzegovina	60,668	0.44	64,187	0.47	56,500	67,000
Sweden	56,200	0.41	56,200	0.41	160,000
Netherlands	50,000	0.36			350,000
Denmark	46,667	0.34	160,000	1.17
Moldova (Republic of)	32,651	0.24	26,948	0.20	46,124	52,741
Montenegro	28,658	0.21	19,677	0.14	16,250	17,100
Latvia	18,835	0.14	35,300	0.26	50,000
Estonia	13,962	0.10	17,146	0.13
Georgia	8,874	0.06	11,181	0.08	15,322
Malta	7,550	0.05	17,650	0.13

Total	13,792,151	100.00	13,714,930	100.00	5,011,166	4,172,458

(1)	of which € 9.9 million outstanding in favour of target countries as at 31 December 2017 (31 December 2016 : € 97 million)
(2)	of which € 66.2 million outstanding in favour of target countries as at 31 December 2017 (31 December 2016 : € 152 million)

FINANCIAL STATEMENTS 2017

Loans outstanding and financing commitments by sector of action

						In thousand euros
	Outstanding				Financing commitments
Breakdown by sector-based activities	31/12/2017%		31/12/2016%		31/12/2017	31/12/2016

Aid to refugees, migrants and displaced populations	228,320	1.7	167,078	1.2	234,080	132,000
Social housing for low-income persons	1,974,623	14.3	2,148,547	15.7	777,547	894,589
Improvement of living conditions in urban and rural areas	1,780,353	12.9	1,798,342	13.1	864,793	359,596
Natural or ecological disasters	744,623	5.4	762,986	5.6	490,773	574,039
Protection of the environment	2,002,667	14.5	2,080,002	15.2	388,425	465,298
Protection and rehabilitation of historic and cultural heritage	106,807	0.8	127,396	0.9	28,700	19,700
Education and vocational training	1,714,291	12.4	1,607,217	11.7	644,760	695,457
Health	1,021,691	7.4	116,598	0.9	403,755	426,880
Infrastructure of administrative and judicial public services	169,391	1.2	1,086,345	7.9	90,015	126,380
Supporting micro, small and medium-sized entreprises (MSMEs)	4,049,385	29.4	3,820,419	27.9	1,088,318	478,519

Total	13,792,151	100.0	13,714,930	100.0	5,011,166	4,172,458

Loans outstanding and financing commitments by country, with SDA interest rate subsidies or loan guarantee

Outstanding loans and financing commitments, with Social Dividend Account interest rate subsidies or loan guarantee, are detailed below by borrowers’ country location.

				In thousand euros
	Outstanding		Financing commitments
Breakdown by borrowers’ country location	31/12/2017	31/12/2016	31/12/2017	12/31/2016

Turkey	413,000	360,000	80,000	140,000
Poland	185,093	188,463	61,388	61,388
Romania	144,026	178,951	9,621	9,621
Albania	81,137	90,401	18,600	27,200
Hungary	46,600	49,280
Bosnia and Herzegovina	46,483	40,338	54,000	64,500
Moldova (Republic of)	27,964	26,828	1,853	3,861
Croatia	23,815	18,622	24,764	34,030
Serbia	16,264	19,062
“the former Yugoslav Republic of Macedonia”	14,047	9,847	10,303	15,003
Bulgaria	6,345	7,199
Georgia	834		1,323
Lithuania		1,448

Total	1,005,608	990,440	261,852	355,603

The interest rate subsidies are presented in the Note K.

FINANCIAL STATEMENTS 2017

NOTE H - Tangible and intangible assets

				In thousand euros
	Land and buildings	Fixtures	Other	Intangible assets	Total

Gross book value
At 1 January 2017	36,344	14,395	7,454	11,934	70,127
Additions		401	1,219	5,906	7,526
Other movements		(336)	(120)		(456)

At 31 December 2017	36,344	14,460	8,553	17,840	77,197

Depreciation
At 1 January 2017		(8,843)	(6,304)	(6,287)	(21,434)
Charge for the year		(989)	(689)	(1,625)	(3,303)
Other movements		329	127		456

At 31 December 2017		(9,503)	(6,866)	(7,912)	(24,281)

Net book value

At 31 December 2017	36,344	4,957	1,687	9,928	52,916

				In thousand euros
	Land and buildings	Fixtures	Other	Intangible assets	Total
Gross book value
At 1 January 2016	36,344	20,977	7,016	8,830	73,167
Additions		1,586	411	3,104	5,101
Other movements		(8,168)	27		(8,141)

At 31 December 2016	36,344	14,395	7,454	11,934	70,127

Depreciation
At 1 January 2016		(16,086)	(5,589)	(4,994)	(26,669)
Charge for the year		(898)	(715)	(1,293)	(2,906)
Other movements		8,141			8,141

At 31 December 2016		(8,843)	(6,304)	(6,287)	(21,434)

Net book value

At 31 December 2016	36,344	5,552	1,150	5,647	48,693

NOTE I - Other assets and other liabilities

	In thousand euros
	31/12/2017	31/12/2016

Other assets
Deposits of guarantees given (*)	237,636
Prepaid expenses	3,618	2,984
Sundry debtors	2,250	2,367
Sundry assets	67	90

Total	243,571	5,441

Other liabilities
Deposits of guarantees received (*)	352,735	1,371,008
Sundry creditors	4,037	3,807
Sundry liabilities	6,747	4,115

Total	363,519	1,378,930

(*)	The Bank receives and gives guarantees in the form of deposits or securities in relation to collateralisation contracts. As at 31 December 2017, the CEB :

•	received € 352.7 million of guarantees in form of deposits (31 December 2016: € 1.4 billion) and € 681.8 million in form of securities (31 December 2016: € 977.7million)

•	paid € 237.0 million of guarantees in form of deposits (31 December 2016: nil)

FINANCIAL STATEMENTS 2017

NOTE J - Amounts owed to credit institutions and to customers and debt securities in issue

		In thousand euros
	31/12/2017	31/12/2016
Amounts owed to credit institutions and to customers
Interest-bearing accounts	130,489	85,203
Borrowings and term deposits	80,000	93,333

Total	210,489	178,536

Debt securities in issue
Bonds	18,235,813	19,221,559
Interest payable	214,331	246,446
Value adjustment of debt securities in issue hedged by derivative instruments	385,294	595,684

Total	18,835,438	20,063,689

Development of customers’ interest-bearing accounts

Within the framework of numerous bilateral and multilateral contribution agreements signed with donors, the CEB receives contributions in order to finance, through grants, activities in line with its objectives. The contributions received from donors are deposited on accounts opened in the CEB’s books.

In general, most of the contributions are provided by member states of the CEB and the European Union.

The Bank fulfils a role of account manager. As such, it processes and records the movements affecting the accounts and controls the available balances. Within the framework of these activities, the CEB may receive management fees.

The CEB is not exposed to credit risk on these accounts since it does not commit itself to provide a grant to a beneficiary without having first received a contribution commitment from one or more donors.

As at 31 December 2017, the Bank managed 31 interest-bearing accounts (2016: 35) with a total balance of € 130.5 million (2016: € 85.2 million). The resources on these accounts amount to € 321.4 million (2016: € 349.4 million) while disbursements stand at € 191.0 million (2016: € 264.2 million).

The table below provides a summary of the movements and commitments on the accounts administered by the CEB distributed according to two categories:

•	Programmes/Instruments funded by donor countries,

•	Programmes/Instruments funded entirely or mainly by the European Union.

					In thousand euros
	Resources(1)	Disbursements(2)	Balance 31/12/2017	Commitments to be received(3)	Commitments to be paid(3)
Programmes/Instruments funded by donor countries	48,793	(34,979)	13,814	1,000	7,329
Programmes/Instruments funded entirely or mainly by the European Union	272,655	(155,980)	116,675	71,454	81,701

Total	321,448	(190,959)	130,489	72,454	89,030

				In thousand euros
	Resources(1)	Disbursements(2)	Balance 31/12/2016	Commitments to be received(3)	Commitments to be paid(3)
Programmes/Instruments funded by donor countries	43,440	(33,298)	10,142	1,000	(6,675)
Programmes/Instruments funded entirely or mainly by the European Union	305,919	(230,858)	75,061	47,425	(101,888)

Total	349,359	(264,156)	85,203	48,425	(108,563)

(1)	Consists of contributions received from donors and accrued interest
(2)	Consists of grants disbursed to projects, fees and funds returned to donors
(3)	The commitments to be received and to be paid refer to on-going projects only

FINANCIAL STATEMENTS 2017

The table below presents the detail of the interest-bearing accounts distributed according to the same three categories:

						In thousand euros
Programme/Instrument	Donor(s)	Opening year	Resources	Disbursements	Balance 31/12/2017	Balance 31/12/2016

Programmes/Instruments funded by donor countries

Human Rights Trust Fund	Finland, Germany, Netherlands, Norway, Switzerland, United Kingdom	2008	14,140	(14,140)		295

Italian Fund for Innovative Projects	Italy	2017	1,000	(40)	960

Migrant and Refugee Fund	Albania, Bosnia and Herzegovina, Cyprus, Czech Republic, France, Germany, Holy See, Hungary, Iceland, Ireland, Italy, Liechtenstein, Lithuania, Luxembourg, Malta, Norway, Poland, San Marino, Slovak Republic, Spain, Sweden, EIB, CEB	2015	25,405	(15,656)	9,749	8,460

Norway Trust Account	Norway	2003	3,204	(3,202)	2	47

Slovak Inclusive Growth Account	Slovak Republic	2016	1,000	(147)	853	960

Spanish Social Cohesion Account	Spain	2009	4,044	(1,794)	2,250	380

Sub-total Programmes/Instruments funded by donor countries			48,793	(34,979)	13,814	10,142

Programmes/Instruments funded entirely or mainly by the European Union

Accounts linked to the Regional Housing Programme (RHP)

RHP Fund Country Account - BiH	Germany, Italy, European Union	2012	41,011	(18,097)	22,914	29,910

RHP Fund Country Account - Croatia	European Union	2013	9,303	(7,700)	1,603	1,875

RHP Fund Country Account - Montenegro	European Union	2013	3,500	(1,063)	2,437	975

RHP Fund Country Account - Serbia	European Union	2013	26,021	(19,532)	6,489	12,524

RHP Fund Regional Account	United States of America, Turkey, European Union	2012	47,257	(29,942)	17,315	16,686

RHP Fund Sub-Regional Account	Denmark, Luxembourg, Norway, Switzerland	2012	43,541	(14,379)	29,162	4,685

RHP Implementation	European Union	2013	25,120	(20,800)	4,320	4,345

RHP Implementation 2	European Union	2017	2,043	(143)	1,900

Special Account RHP Rep of Cyprus	Cyprus	2012	50	(1)	49	49

Special Account RHP Czech Republic	Czech Republic	2013	39	(39)		27

Special Account RHP Hungary	Hungary	2014	30	(1)	29	29

Special Account RHP Romania	Romania	2012	50	(50)

Special Account RHP Slovak Republic	Slovak Republic	2012	40	(9)	31	37

FINANCIAL STATEMENTS 2017

						In thousand euros
Programme/Instrument	Donor(s)	Opening year	Resources	Disbursements	Balance 31/12/2017	Balance 31/12/2016

Eastern Europe Energy Efficiency and Environment Partnership (E5PR)

Reconstruction - rehabilitation of public schools and increasing energy efficiency in Tbilisi, Georgia	European Union Other Donors	2016

Energy Efficiency Finance Facility

Energy Efficiency Finance Facility 2007 Special Account	European Union	2008	7,930	(7,930)		472

European Local Energy Assistance Facility (ELENA)

CEB-ELENA 2012	European Union	2012	1,000	(628)	372	373

Facility for Refugees in Turkey (FRIT)

Turkey Refugee Account	European Union	2017	30,000	(1,200)	28,800

Instrument for Pre-Accession Assistance (IPA) / Western Balkans Investment Framework (WBIF)
EU Contribution - F/P 1688 BA State Prison	European Union	2009	4,089	(4,089)
IPA 2009 Rural Roads Albania Special Account	European Union	2010	9,176	(9,000)	176	585
IPA 2009 Water Supply Kamza Albania Special Account	European Union	2010	5,562	(5,498)	64	64
IPF 2008 Municipal Window Special Account	European Union	2009	13,263	(13,153)	110	83
WBIF: communal infrastructure in Albanian Alps area	European Union Other Donors	2014	1,000	(989)	11	850
WBIF: construction of prison facilities in Serbia	European Union Other Donors	2015	1,430	(831)	599	1,199
WBIF: vulnerable persons living in collective accomodation in Bosnia and Herzegovina	European Union Other Donors	2014	1,200	(906)	294	293

Sub-total Programmes/Instruments funded entirely or mainly by the European Union			272,655	(155,980)	116,675	75,061

Total Interest-bearing accounts			321,448	(190,959)	130,489	85,203

FINANCIAL STATEMENTS 2017

NOTE K - Social Dividend Account

The SDA is used to finance four types of grants:

•	interest rate subsidies on loans granted by the Bank,

•	guarantees to support the Bank’s financing of high social impact projects,

•	technical assistance within the framework of projects financed by the CEB,

•	grant contributions.

Grants financed by the SDA are approved by the Administrative Council of the Bank, except technical assistance grants smaller than or equal to € 300 thousand, which are approved by the Governor.

Grants can be up to € 2 million each, with the exception of grant contributions which are limited to € 500 thousand. Annual approvals per country, all windows combined, cannot exceed 10% of SDA resources available for approval.

At 31 December 2017, the breakdown of these sub-accounts is the following:

	In thousand euros
SDA windows	31/12/2017	31/12/2016
Subsidies on loans approved	23,354	27,093
Available for subsidy	2,866	2,835

Interest rate subsidies on loans	26,220	29,928
Guarantees on loans approved	2,000	7,535
Available for guarantees	15,167	9,622

Loan guarantees	17,167	17,157
Approvals for technical assistance	2,714	4,356
Available for technical assistance	8,062	6,752

Technical assistance	10,776	11,108
Approved grant contributions
Available for grant contributions	4,953	4,950

Grant contributions	4,953	4,950

Total	59,116	63,143

Funding

The SDA can be funded by:

a)	contributions received from CEB’s member states through dividends of a social nature, when the Bank’s annual profit is allocated

b)	voluntary contributions from the Bank’s member states, upon approval by the Administrative Council

c)	voluntary contributions from Council of Europe member states and from non-member states or international institutions, upon approval by the Governing Board and the Administrative Council.

FINANCIAL STATEMENTS 2017

NOTE L - Provisions

The Bank administers a pension scheme and other post-employment benefits concerning a health care scheme, a fiscal adjustment scheme and a termination of service scheme. The amount of the commitment in relation to each post-employment benefit is determined separately using the projected unit credit actuarial valuation method. The last actuarial valuation was carried out on 31 December 2017 based on individual data as at 30 June 2017.

The following is the financial situation with respect the post-employment benefits:

In thousand euros
	Pension scheme	Other post- employment benefits	Total
Provision movements
Provision as at 1 January 2017	197,051	35,711	232,762
Service cost	9,745	3,310	13,055
Interest cost related to discounted commitments	4,094	740	4,834

Book charge for the year	13,839	4,050	17,889
Changes in actuarial differences for the year	(11,346)	(1,998)	(13,344)
Benefits paid	(2,423)	(659)	(3,082)

Provision as at 31 December 2017	197,121	37,104	234,225

Changes in actuarial differences recognised directly in equity
Balance as at 1 January 2017	68,594	7,394	75,988
Actuarial differences from liabilities for the year - impact of data	(10,586)	(1,266)	(11,852)
Actuarial differences from liabilities for the year - impact of assumptions	(760)	(755)	(1,515)

Sub-total	(11,346)	(2,021)	(13,367)

Balance as at 31 December 2017	57,248	5,373	62,621

In thousand euros
	Pension scheme	Other post- employment benefits	Total
Provision movements
Provision as at 1 January 2016	183,440	43,108	226,548
Service cost	11,155	3,313	14,468
Interest cost related to discounted commitments	3,728	761	4,489

Book charge for the year	14,883	4,074	18,957
Changes in actuarial differences for the year	903	(10,891)	(9,988)
Benefits paid	(2,175)	(579)	(2,754)

Provision as at 31 December 2016	197,051	35,711	232,762

Changes in actuarial differences recognised directly in equity
Balance as at 1 January 2016	67,691	18,333	86,024
Actuarial differences from liabilities for the year - impact of data	903	(620)	283
Actuarial differences from liabilities for the year - impact of assumptions		(10,319)	(10,319)

Sub-total	903	(10,939)	(10,036)

Balance as at 31 December 2016	68,594	7,394	75,988

FINANCIAL STATEMENTS 2017

The main assumptions used in assessing the commitment relative to the post-employment benefits are shown below:

Sundry information	2017	2016
Interest discount rate	2.25%	2.00%
Inflation rate	1.75%	1.75%
Pensions revaluation rate	1.75%	1.75%
Salary increase rate	3.50%	3.50%
Medical care employer’s contribution rate	6.28%	6.28%
Average duration	22.80	23.89

Sensitivity test

The table below provides information on the sensitivity of the commitment (Projected Benefit Obligation - PBO) in respect of the post-employment benefits as evaluated at 31 December 2017, as well as the service cost, the interest cost and the estimated benefits for the year 2018, calculated based on a change of the discount rate assumption of +/- 0.25%:

					In thousand euros

Pension scheme	PBO 31/12/2017	Service cost 2018	Interest cost on PBO 2018	Estimated benefits 2018	PBO 31/12/2018
Discount rate +0.25%	187,253	8,194	4,630	(4,128)	195,949
Discount rate -0.25%	207,726	9,330	4,113	(4,128)	217,041

At 31 December 2017, an increase in the discount rate of 0.25% would have resulted in a decrease of the pension commitment of 5.0%. A 0.25% decrease in the discount rate would have resulted in an increase of this commitment of 5.4% at that date.

					In thousand euros

Other post-employment benefits	PBO 31/12/2017	Service cost 2018	Interest cost on PBO 2018	Estimated benefits 2018	PBO 31/12/2018
Discount rate +0.25%	35,167	1,665	867	(966)	36,733
Discount rate -0.25%	39,194	1,913	774	(966)	40,915

At 31 December 2017, an increase in the discount rate of 0.25% would have resulted in a decrease of the commitment relating to other post-employment benefits of 5.2%. A 0.25% decrease in the discount rate would have resulted in an increase of this commitment of 5.6% at that date.

NOTE M - Capital

Capital management

In conformity with its Articles of Agreement (Article III), any European State (member or non-member state of the Council of Europe) and any international institution with a European focus may, upon the conditions established by the Governing Board, become a member of the Bank.

The Bank issues participating certificates denominated in euros to which members subscribe. Each certificate has the same nominal value of € 1 000.

The accession procedures consist in addressing a declaration to the Secretary General of the Council of Europe stating that the applicant endorses the Bank’s Articles of Agreement and subscribes the number of participating certificates fixed in agreement with the Governing Board. Any state becoming a member of the Bank shall confirm in its declaration its intention:

•	to accede at the earliest opportunity, to the Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe;

•	pending such accession, to apply the legal arrangements resulting from the Protocol to the property, assets and operations of the Bank and to grant to the organs and staff of the Bank the legal status resulting from the Protocol (Articles of Agreement, Article III).

The Governing Board establishes the provisions for the subscription and paying in of capital as well as provisions regarding any capital increase. The terms and conditions for the potential withdrawal of a member state are defined in the CEB’s Articles of Agreement (Article XV). The Bank has never received such kind of request. Based on this and according to IAS 32 as amended in February 2008, the participating certificates are classified as equity instruments.

The subscription to the Bank’s capital and reserves shall be calculated based on the contribution rate of the applicant countries to the budget of the Partial Agreement of the Council of Europe on the CEB.

The Bank’s subscribed capital is composed of paid-in capital and callable capital. The paid-in capital is the portion of the capital to be paid at the accession to the Bank upon the Governing Board’s decision following a proposal by the Administrative Council. Since its inception, the Bank has never withdrawn any subscribed capital.

The Bank’s capital adequacy in terms of risks linked to its operations is assessed through a prudential framework organised around various ratios (see chapter 4 in note B).

FINANCIAL STATEMENTS 2017

Capital breakdown by member state is presented below:

				In thousand euros
Members	Subscribed capital	Uncalled capital	Called capital	Percentage of subscribed capital
France	915,770	814,114	101,656	16.735%
Germany	915,770	814,114	101,656	16.735%
Italy	915,770	814,114	101,656	16.735%
Spain	597,257	530,958	66,299	10.914%
Turkey	388,299	345,197	43,102	7.096%
Netherlands	198,813	176,743	22,070	3.633%
Belgium	164,321	146,083	18,238	3.003%
Greece	164,321	146,083	18,238	3.003%
Portugal	139,172	123,724	15,448	2.543%
Sweden	139,172	123,724	15,448	2.543%
Poland	128,260	114,023	14,237	2.344%
Denmark	89,667	79,712	9,955	1.639%
Finland	69,786	62,039	7,747	1.275%
Norway	69,786	62,039	7,747	1.275%
Bulgaria	62,459	55,526	6,933	1.141%
Romania	59,914	53,264	6,650	1.095%
Switzerland	53,824	43,229	10,595	0.984%
Ireland	48,310	42,948	5,362	0.883%
Hungary	44,788	39,816	4,972	0.818%
Czech Republic	43,037	38,260	4,777	0.786%
Luxembourg	34,734	30,878	3,856	0.635%
Serbia	25,841	22,973	2,868	0.472%
Croatia	21,376	19,003	2,373	0.391%
Cyprus	19,882	17,676	2,206	0.363%
Slovak Republic	18,959	16,854	2,105	0.346%
Albania	13,385	11,899	1,486	0.245%
Latvia	12,808	11,387	1,421	0.234%
Estonia	12,723	11,311	1,412	0.233%
“the former Yugoslav Republic of Macedonia”	12,723	11,311	1,412	0.233%
Lithuania	12,588	11,191	1,397	0.230%
Slovenia	12,295	10,930	1,365	0.225%
Iceland	10,144	9,018	1,126	0.185%
Malta	10,144	9,018	1,126	0.185%
Georgia	9,876	8,780	1,096	0.180%
Bosnia and Herzegovina	9,689	8,614	1,075	0.177%
Montenegro	6,584	5,853	731	0.120%
Kosovo	6,559	5,831	728	0.120%
Moldova (Republic of)	5,488	4,878	610	0.100%
San Marino	4,867	4,206	661	0.089%
Liechtenstein	2,921	2,374	547	0.053%
Holy See	137	107	30	0.003%

Total 2017	5,472,219	4,859,802	612,417	100.000%

Total 2016	5,472,219	4,859,802	612,417

The earnings per participating certificate for 2017 amount to € 20.47 (€ 19.17 for 2016).

FINANCIAL STATEMENTS 2017

NOTE N - Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

Changes in value calculated exclusive of accrued interest on financial instruments are accounted for under “Net gains or losses from financial instruments at fair value through profit or loss” (Note P).

Interest income and expenses from fair value hedging derivatives are shown with the income and expenses arising from those items for which they provide risk coverage.

					In thousand euros
	2017			2016
	Income	Expenses	Net	Income	Expenses	Net
Available-for-sale financial assets
Securities transactions	32,645	(3,623)	29,022	36,526	(1,430)	35,096
Hedging derivatives	20,241	(48,914)	(28,673)	11,011	(44,176)	(33,165)

Sub-total	52,886	(52,537)	349	47,537	(45,606)	1,931

Loans and advances to credit institutions and to customers
Loans (exclusive of interbanking)	144,078		144,078	151,241		151,241
Hedging derivatives	15,339	(121,167)	(105,828)	19,940	(124,421)	(104,481)
Advances	14,856	(8,869)	5,987	6,373	(11,583)	(5,210)

Sub-total	174,273	(130,036)	44,237	177,554	(136,004)	41,550

Financial assets held to maturity
Securities transactions	70,180		70,180	85,072		85,072

Sub-total	70,180		70,180	85,072		85,072

Amounts owed to credit institutions and to customers
Deposits					(13)	(13)
Interest-bearing accounts	2,500	(59)	2,441	4,075	(928)	3,147

Sub-total	2,500	(59)	2,441	4,075	(941)	3,134

Debt securities in issue
Bonds		(340,658)	(340,658)		(369,985)	(369,985)
Hedging derivatives	392,071	(4,641)	387,430	417,026	(14,092)	402,934

Sub-total	392,071	(345,299)	46,772	417,026	(384,077)	32,949

Other interest expenses and similar charges		(4,835)	(4,835)		(4,489)	(4,489)

Interest margin	691,910	(532,766)	159,144	731,264	(571,117)	160,147

FINANCIAL STATEMENTS 2017

NOTE O - Segment information

The CEB is a multilateral development bank with a social vocation. It grants loans to finance projects in its member states. This activity is funded by public issues and private placements.

Within this ambit, the Bank holds a single operational field of activity. It intervenes in geographical areas where its contribution is most needed, particularly in central and eastern European countries, which constitute the target countries.

Its activity of project financing is conducted exclusively in Europe. However, for other financial operations, in particular its public issues, the CEB operates in Europe as well as in other continents. Therefore, these operations are not shown in the table below.

The interest on loans is broken down by borrowers’ country location as follows:

		In thousand euros
Breakdown by borrowers’ country location	2017	2016
Turkey	19,057	19,534
Poland	18,023	19,919
Romania	15,234	17,440
Hungary	9,807	10,033
Croatia	6,610	7,543
Lithuania	4,872	4,986
Cyprus	4,406	4,830
Slovak Republic	3,583	3,441
Albania	2,287	2,491
Serbia	1,230	1,458
Bosnia and Herzegovina	1,230	1,249
Latvia	879	1,007
Slovenia	840	621
“the former Yugoslav Republic of Macedonia”	805	764
Moldova (Republic of)	779	778
Malta	596	1,076
Bulgaria	551	713
Czech Republic	454	388
Estonia	452	544
Georgia	218	324
Montenegro	213	124

Sub-total target countries	92,126	99,263
Belgium	20,458	21,154
Spain	8,955	8,958
Germany	6,720	6,793
France	5,709	4,553
Portugal	5,016	5,346
Iceland	1,675	1,327
Ireland	1,606	1,243
Italy	1,222	1,760
Finland	45	156
Sweden	24	77
Netherlands	18
Sub-total other countries	51,448	51,367

Target countries through other countries	504	611

Total	144,078	151,241

Outstanding loans by country are presented in Note G.

FINANCIAL STATEMENTS 2017

NOTE P - Net gains or losses from financial instruments at fair value through profit or loss

Net gains from financial instruments at fair value through profit or loss cover the profit and loss items relative to financial instruments, except for the interest income and charges presented under “Interest margin” (Note N).

		In thousand euros
	2017	2016
Net result from fair value hedging instruments	(51,689)	(77,148)
Revaluation of hedged items attributable to hedged risks	54,343	77,442
Result from financial instruments at fair value through profit or loss	(131)	(6,738)
Revaluation of exchange positions	(341)	164
Value adjustment for own credit risk (Debit Valuation Adjustment – DVA)	(316)	61
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)	567	140

Total	2,433	(6,079)

NOTE Q - General operating expenses

		In thousand euros
	2017	2016
Staff costs
Wages and salaries	22,417	22,262
Social charges and pension costs	12,166	13,380
Other general operating expenses	10,567	10,049

Total	45,150	45,691

At 31 December 2017, the Bank staff was composed of: 3 appointed officials (Governor and Vice-Governors) and 200 professional staff. At 31 December 2016: 3 appointed officials (Governor and Vice-Governors) and 197 professional staff.

NOTE R - Cost of risk

The cost of risk includes the impairment charge for inherent credit risk in the Bank’s activity.

In 2017, the CEB did not record any new depreciation, as in 2016.

All receivables with one counterparty, entirely depreciated in 2008, were written-off in 2016. An amount of € 93 thousand was recovered and recorded in cost of risk.

NOTE S - Post-balance sheet events

No material events that would require disclosure or adjustment to these financial statements occurred between 31 December 2017 and the closing date of the accounts by the Governor on 26 February 2018.